Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (the “Agreement”) dated as of May 1, 2012, is made by and among Bar Harbor Bank & Trust, a Maine-chartered banking corporation (“Purchaser”),  Border Trust Company, a Maine-chartered banking corporation (“Seller”), and Border Bancshares, Inc., a registered bank holding company and the parent company of Seller (“Parent”).

WHEREAS, Seller desires to sell, and Purchaser desires to acquire certain assets of Seller in accordance with the terms and provisions of this Agreement; and

WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain liabilities of Seller in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth herein, Seller, Parent and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Accrued Interest” shall mean, as of any date, (a) with respect to the Deposit Liabilities or the Borrowings, the interest, dividends, fees, costs and other charges that have been accrued on but not paid, credited, or charged to the Deposit Liabilities or the Borrowings, as the case may be, all as set forth in Seller’s general ledger and (b) with respect to the Loans, the interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Loans, but not paid by the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise, all as set forth in Seller’s general ledger.

“ADA” shall mean the Americans with Disabilities Act of 1990, as amended, and similar state and local laws, regulations, rules and ordinances.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or a director, officer, partner, joint venturer or member of such Person and any successors of such Person.

“Allocation” shall have the meaning specified in Section 3.4.

“Acquisition Proposal” shall have the meaning specified in Section 9.4.

“Assignment and Assumption Agreement” shall have the meaning specified in Section 4.2(e).

“Assumed Contracts” means the Contracts with respect to the Business to which Seller is a party, or by which Seller or any of the Assets is bound, or under which Seller has acquired rights, excluding the Excluded Contracts.

“Assumed Liabilities” shall have the meaning specified in Section 2.2.

“ATMs” shall mean the automated teller machines listed on Schedule 5.11 hereto.

“ATM Real Property Leases” shall mean any leases, subleases, licenses or other Contracts pursuant to which Seller or any of its Affiliates leases real property on which ATMs are located, in connection with the Business.

“Bank Cease and Desist Order” shall mean that certain Stipulation and Consent to Issuance of Order of Cease and Desist entered into by Seller with the Federal Deposit Insurance Corporation on August 11, 2009; and that certain Agreement entered into by Parent with the Maine Bureau of Financial Institutions on August 11, 2009; and any similar order of another relevant regulatory agency dated as of August 11, 2009.

“Bank Employees” shall mean the employees of Seller listed on Schedule 5.19 hereto, but excluding such employees who shall leave Seller’s employ between the date hereof and the close of business on the Closing Date, and including replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date and including any Person who fills a vacant position at a Branch in the ordinary course of business between the date hereof and the Closing Date to provide Branch services to Customers, provided however that temporary employees engaged through third-party staffing firms shall not be deemed Bank Employees.

“Borrowings” shall mean all FHLB advances and other contracts for money borrowed by Seller.

“Branches” shall mean the branch offices of Seller to be acquired by Purchaser and listed on Schedule 5.11 hereto.

“Business” shall mean all business and operations conducted in or through the Branches, including but not limited to the consumer and business banking businesses and all other business and operations related to the Assets, Liabilities and Bank Employees, but excluding the Excluded Loans.

.

“Business Day” shall mean any day that the Federal Reserve Bank of Boston is open.

“Cash” shall mean all petty cash, vault cash, teller cash, ATM cash and prepaid postage located at the Branches (excluding foreign currency), in each case as of the close of business at the respective Branch (6:00 p.m. for each ATM) on the Closing Date.

“Closing” shall have the meaning specified in Section 4.1.

“Closing Date” shall have the meaning specified in Section 4.1.

“Closing Payment Amount” shall have the meaning specified in Section 3.2.

“Closing Statement” shall have the meaning specified in Section 3.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Comparable Job” shall mean, with respect to any Bank Employee, a position with Purchaser (a) with a compensation level commensurate with that provided to similarly-situated employees of Purchaser and (b) with respect to a customer-facing Bank Employee located at a Branch, to be performed at the same Branch or another Branch of Seller existing as of the date hereof.

“Contract” shall mean all agreements, whether oral or written and whether express or implied, including all contracts, subcontracts, letter agreements, agreements, leases, purchase orders, delivery orders, arrangements, understandings, letters of intent or other instruments, obligations or commitments of any kind or character (whether oral or written).

“Core Deposits” means all Deposit Liabilities excluding all brokered certificates of deposit (including those obtained through listing services) and all inter-company accounts (i.e., cashier’s checks, money orders, accounts payable, etc.).

“Customers” shall mean, individually and collectively, (a) the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities, (b) the primary obligors under the Loans, and (c) the parties (other than Seller and its Affiliates) to the Safe Deposit Agreements.

“Customer Notices” shall have the meaning specified in Section 9.3(a).

“Damages” shall have the meaning specified in Section 13.1.

“Deposit Liabilities” or “Deposit Liability” shall mean all of Seller’s obligations and liabilities relating to (a) the deposit accounts listed on Schedule 5.12 hereto, and (b) deposit accounts which are opened on behalf of a customer by Bank Employees between the date indicated on Schedule 5.12 and the close of business on the Closing Date, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts and certificates of deposit, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the Closing Date.

“Disclosure Schedule” shall have the meaning specified in Article V.

“Electronic Records” shall have the meaning specified in Section 7.4.

“Employee Benefit Plans” means each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, each employment, consulting, severance or similar contract, plan, program, arrangement or policy and each other plan, program, policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits that are maintained, administered or contributed to by Seller or any of its ERISA Affiliates and cover any currently employed Bank Employee.

“Environmental Laws” shall mean all Federal, state or local laws, rules, regulations, codes, ordinances, or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) environmental pollution, impairment or disruption, including, without limitation, laws governing the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq. ), and similar state and local statutes, and all regulations adopted pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” shall have the meaning specified in Section 3.2(c).

“Escrow Amount” shall have the meaning specified in Section 3.2(c).

“Escrow Agent” shall mean Bar Harbor Trust Services.

“Escrow Agreement” shall mean that certain Escrow Agreement, by and among Purchaser, Seller and the Escrow Agent to be executed as of the Closing Date, in substantially the form attached hereto as Exhibit A.

“Excluded Contracts” shall mean (1) all Employee Benefit Plans (except the Supplemental Retirement Plans), (2) the Fiserv Contract and the Fiserv Settlement Agreement, (3) the I-Pay Contract and the I-Pay Settlement Agreement (4) the Synergen Agreement and (5) the Bank Cease and Desist Order. All Excluded Contracts shall be retained by Seller and Purchaser assumes no responsibility or liability with respect thereto.

“Excluded Assets” shall mean the assets of Seller or any of its Affiliates identified on Annex A hereto.

“Excluded Loans” shall mean those loans listed on Annex B hereto and all obligations of Seller to make additional extensions of credit in connection with such loans and loan participations.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1811 et seq.).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption “Federal Funds (Effective).”  H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“Fee” shall have the meaning specified in Section 15.4.

“Final” shall mean, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

“Final Approval Date” shall mean, with respect to the transactions contemplated hereby, the date upon which the last of the following has occurred: (a) all Regulatory Approvals have been obtained; (b) all applicable regulatory notices which are required to be published or given prior to consummation of the transactions contemplated hereby have been published or given; (c) the filing of all applicable regulatory reports; and (d) the expiration of all applicable regulatory comment and waiting periods.

“Final Closing Amount” shall have the meaning specified in Section 3.3.

“FHLB” shall mean the Federal Home Loan Bank of Boston.

“FIRPTA Affidavit” shall mean affidavits pursuant to Section 1445 of the Code certifying to the non-foreign entity status of Seller.

“Fiserv Contract” shall mean that certain Agreement, dated June 3, 1998, as amended, by and between Fiserve Solutions, Inc. and Seller.

“Fiserv Settlement Agreement” shall have the meaning specified in Section 7.6.

“Fiserv Settlement Amount” shall have the meaning specified in Section 7.6.

“Fixed Assets” shall mean (a) the telephone systems located at the Branches, (b) the software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof located at the Branches, (c) copying machines, facsimile machines, scanners, computers, printers, modems, peripheral equipment, electronic teller station hardware and other hardware related to teller stations and platforms located at the Branches, (d) all rights in and to the domain name www.bordertrust.com, and (e) all of the furniture, fixtures, equipment, materials, supplies and other assets of Seller located at the Branches hereto, including, but not limited to, leasehold improvements, less any items consumed or disposed of, plus new items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date.

“Flood Zone Compliance Loans” shall mean those loans identified on Annex C.

“Floyd Claim” shall mean any and all claims, whether asserted or unasserted as of the date hereof, of John F. Floyd & Associates pursuant to that certain letter agreement dated March 17, 2006, as amended, by and between Seller and John F. Floyd & Associates.

“GAAP” shall have the meaning specified in Section 1.2.

“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.

“Hazardous Materials” means (a) any “hazardous material”, “hazardous substance”, “hazardous waste”, “oil”, “regulated substance”, “toxic substance” or words of similar import as defined under any of the Environmental Laws, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) polychlorinated biphenyls, (e) radon, (f) flammable explosives, (g) radioactive materials, (h) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to any of the Branches, the environment or the health and safety of employees or other occupants of any of the Branches, and (i) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which, on, under or from any of the Branches is prohibited or otherwise regulated pursuant to any of the Environmental Laws.

“Indemnified Party” shall have the meaning specified in Section 13.3.

“Indemnitor” shall have the meaning specified in Section 13.3.

“Indebtedness” shall mean, as to any Person, (a) indebtedness of such Person for the repayment of borrowed money (whether by loan or the issuance and sale of debt securities), all accrued and unpaid interest thereon, and all premiums, prepayment penalties, fees and other amounts that are or become payable in respect thereof; (b) all other indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon, and all premiums, prepayment penalties, fees and other amounts that are or become payable in respect thereof; (c) indebtedness of others secured by an encumbrance on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks or other financial institutions for the account of such Person; and (e) indebtedness of others guaranteed by such Person.

“I-Pay Contract” shall mean those certain Master Agreements, dated as of November 27, 2006 and June 10, 2005, as amended, by and between IPay Technologies, LLC and Seller.

“I-Pay Settlement Agreement” shall have the meaning specified in Section 7.6.

“I-Pay Settlement Amount” shall have the meaning specified in Section 7.6.

“IRA” shall mean an individual retirement account as specified in Sections 408 and 408A of the Code.

“IRS” shall mean the Internal Revenue Service of the United States.

“Items” shall mean (a) transfers of funds by wire or through the Automated Clearing House, checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit Liabilities, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

“Knowledge” shall mean, with respect to Seller or Parent, the actual knowledge as of the date hereof, without further investigation, of any of Seller’s or Parent’s officers that hold the title of senior vice president or above and have responsibility with respect to the operations of the Business.  “Knowledge” shall mean, with respect to Purchaser, the actual knowledge as of the date hereof, without further investigation, of any of Purchaser’s officers that hold the title of senior vice president or above and have responsibility with respect to the operations of Purchaser’s business.

“Landlord Consent” shall mean the consent (or waiver) of a landlord under a Real Property Lease or ATM Real Property Lease, as applicable, as shall be required pursuant to the terms of such Real Property Lease or ATM Real Property Lease, as applicable, to assign or sublease the subject Premises or ATM, as applicable, to Purchaser.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of Seller as of December 31, 2011, set forth in Attachment A.

“Laws” shall have the meaning specified in Section 5.4.

“Leasehold Real Property” shall have the meaning specified in Section 4.2.

“Letters of Credit” shall mean (a) those letters of credit listed on Schedule 5.9(e) hereto and (b) all letters of credit issued by Seller in connection with a Loan between the date hereof and the close of business on the Closing Date.

“Liabilities” shall mean the Deposit Liabilities and any and all liabilities and obligations relating to or arising out of the Purchased Assets, to the extent that such liabilities and obligations arise or accrue after the close of business on the Closing Date, but including Unfunded Advances under the Loans included therein.

“Lien” shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

“Loan Assignment Documentation” shall mean all documentation necessary and appropriate to transfer the Loans to Purchaser, including, without limitation, an executed original separate assignment of each mortgage and any other recorded documents in recordable form, the original notes, endorsed to the order of

Purchaser by an allonge endorsement (without recourse), and an executed general assignment with respect to each Loan and any other loan documents and files.

“Loans” shall mean, collectively, (a) all loans and loan participations by Seller (exclusive of any reserves for loan losses), including all obligations of Seller to make additional extensions of credit in connection with such loans and loan participations, as such loans and loan participations may be increased, decreased, amended, renewed or extended in the ordinary course of business between the date hereof and the close of business on the Closing Date, but excluding the Excluded Loans, (b) all loans made and loan participations entered into in the ordinary course of business between the date hereof and the close of business on the Closing Date and all obligations of Seller to make additional extensions of credit in connection with such loans and loan participations, as such loans and loan participations may be increased, decreased, amended, renewed or extended in the ordinary course of business between the date hereof and the close of business on the Closing Date, and (c) any application pending on the Closing Date for a loan.  Each Loan shall include all documents executed or delivered in connection with such loan or loan participation to the extent such documents are in the loan file relating to such loan or loan participation, any and all collateral held as security therefor or in which a Lien has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

“Loan Value” shall mean the book value of the Loans, as determined in accordance with GAAP applied consistently with the application thereof in the preparation of the Latest Balance Sheet.

“Material Adverse Effect” shall mean any circumstance or change in or effect on the Purchased Assets or the Assumed Liabilities that, individually or in the aggregate, with all other circumstances, changes or effects is materially adverse to, or would reasonably be expected to have a materially adverse effect on (a) the business, assets, properties, operations, results of operations or financial condition of the Purchased Assets or Business, taken as a whole; provided, however, that with respect to this clause (a) “Material Adverse Effect” shall not include effects to the extent resulting from (i) changes after the date of this Agreement in general economic, legal, regulatory or political conditions; (ii) changes after the date of this Agreement in general financial and capital market conditions, including changes in prevailing interest rates; (iii) changes after the date of this Agreement in general industry conditions affecting banks; (iv) changes after the date of this Agreement in law, GAAP or regulatory accounting principles, or authoritative interpretations thereof; (v) any action or omission required to be taken or omitted to be taken pursuant to the express terms of this Agreement; and (vi) the public announcement of this Agreement, including the impact thereof on customers, suppliers and employees and others having business relationships with the Branches and, in the case of clauses (i) through (iv), only to the extent that such items do not have a disproportionate adverse effect on Seller, the Purchased Assets, the Assumed Liabilities or the Business, taken as a whole); or (b) the ability of Seller to perform its obligations under this Agreement, or timely consummate the transactions contemplated hereby and thereby.

“Material Contracts” shall mean all material Contracts of Seller, other than agreements, instruments or documents evidencing the Loans or the Excluded Loans or other Excluded Assets.

“Net Assumed Liabilities” shall mean the net amount of the Deposit Liabilities (plus accrued interest and fees thereon), the Borrowings and the other Assumed Liabilities, each as of the close of business on the Closing Date as determined in accordance with GAAP applied consistently with the application thereof in the preparation of the Latest Balance Sheet.

“Net Purchased Assets” shall mean the amount of Cash plus the net book value of the other Purchased Assets as of the close of business on the Closing Date as determined in accordance with GAAP applied consistently with the application thereof in the preparation of the Latest Balance Sheet, provided, however, that the net book value of the Loans for purposes of calculating such amount shall equal the book value of the loans as determined in accordance with GAAP multiplied by 0.97.

“Order” shall mean a writ, judgment, preliminary or permanent injunction, determination, citation, consent, order, decree, stipulation, award or executive order of a Governmental Authority.

 “OREO” shall mean other real estate owned, as such real estate is classified on the books of Seller.

“Parent” shall have the meaning specified in the recitals.

“Permit” shall mean all permits, licenses, approvals, franchises, grants, qualifications, variances, accreditations, certificates, certificates of occupancy, certifications, consents, interim licenses, establishment registrations, identification and registration numbers and other authorizations of every nature whatsoever from a Governmental Authority.

“Permitted Encumbrances” shall have the meaning specified in Section 4.2(a).

“Permitted Liens” shall mean (a) Liens for Taxes, assessments, governmental charges or levies not yet due and payable or which, although delinquent, can be paid without penalty or are being contested in good faith by appropriate proceedings, (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or which are being contested in good faith by appropriate proceedings and which are not material to the value of any such Purchased Assets, and (d) any other Liens affecting the Purchased Assets which do not impede the ownership, operation or value of such Purchased Assets in any material respect.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

“Preliminary Balance Sheet Date” shall have the meaning specified in Section 3.2(b).

“Premises” shall mean the Purchased Real Property and/or the real property subject to a Real Property Lease.

“Purchased Assets” shall have the meaning specified in Section 2.1(a).

“Purchased Real Property” shall mean the real property listed on Schedule 5.7(b)(iv) and related improvements and fixtures, together with all assignable real property rights, benefits and appurtenances pertaining thereto.

“Purchase Price” shall have the meaning specified in Section 3.1(a).

“Purchaser” shall have the meaning specified in the preamble.

“Quitclaim Deeds” shall have the meaning specified in Section 4.2(a).

“Real Property Leases” shall mean the real property leases, subleases, licenses or other Contracts relating to real property and any and all amendments thereto listed on Schedule 5.7(a)(v).

“Regulatory Agencies” shall have the meaning specified in Section 5.13.

“Regulatory Approval” shall have the meaning specified in Section 5.13.

“Right of First Refusal Waiver” shall mean the waiver of the participating bank under a Transfer Restricted Loan with respect to all of its rights of first refusal and similar purchase or consent rights under such Transfer Restricted Loan.

“Safe Deposit Agreements” shall mean the agreements between Seller and a Customer or Customers relating to safe deposit boxes located in the Branches as of the close of business on the Closing Date.

“SBA Receivables” shall mean all amounts owed to Seller or Parent by the United States Small Business Administration.

“Sublease Agreement” shall have the meaning specified in Section 7.7.

“Superior Proposal” shall have the meaning specified in Section 15.3.

“Supplemental Retirement Plans” shall mean the non-qualified defined benefit retirement plans and related funding contracts as set forth on Schedule 5.20 hereto.

“Synergen Agreement” shall mean that certain Amended and Restated Business Loan Settlement Agreement and its Exhibit A among Synergen, LLC, Seller and Parent executed as of the date hereof in the form previously approved by Purchaser.

“Taxes” shall mean any and all taxes, assessments, fees and similar charges imposed by any Governmental Authority, including any federal, state, local, foreign or income, gross receipts, business, alternative or add-on minimum, capital gains, license, payroll, employment, excise, occupation, premium, environmental (including taxes under Section 59A of the Code), customs duties, stamp, stamp duties, stamp duty reserve, capital stock, franchise, unclaimed property, capital, paid up capital, profits, withholding, social security (or similar), national insurance contributions, unemployment, employment insurance, disability, payroll, real property, personal property, sales, use, transfer, registration, value added, goods  and services,  estimated, or other similar tax, assessment, fee or charge of any kind whatsoever, and any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, in each case including any interest, penalty, or addition thereto, whether disputed or not, and any liability for the payment of amounts as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” means any returns, reports, notices, forms, declarations, claims for refunds, estimates, elections and/or other information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including consolidated, combined and unitary Tax returns.

“Title Company” shall have the meaning specified in Section 4.2(a).

“Transfer Date” shall mean the first Business Day following the Closing Date.

“Transferred Employees” shall mean all Bank Employees who accept offers of employment from Purchaser as contemplated by Section 8.4(a).

“Transfer Restricted Loans” shall have the meaning specified in Section 5.9(a).

“UCC” shall mean the Uniform Commercial Code in effect in the State of Maine.

“Unfunded Advance” shall mean an advance requested under a Loan on or prior to the Closing Date pursuant to the terms and provisions of such Loan which Seller is not obligated to fund until following the Closing Date.

Section 1.2.  Accounting Terms.

All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with “generally accepted accounting principles” consistently applied as are in effect from time to time in the United States of America (“GAAP”).

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1.  Purchase and Sale of Assets, No Other Assets Purchased.

(a)

Subject to the terms and conditions hereof, including, without limitation, the assumption by Purchaser of the Assumed Liabilities, as of the close of business on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s direct and indirect right, title and interest in, to and under, except for the Excluded Assets, the Excluded Contracts and the Excluded Loans, all of the assets, properties, rights, licenses, permits, Contracts real property, causes of action and business of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, owned, leased or in the possession of Seller (collectively, the “Purchased Assets”), including without limitation, except as otherwise specified herein, all direct or indirect right, title and interest in, to and under:

(i)

The Purchased Real Property;

(ii)

Real Property Leases and the ATM Real Property Leases (except where the parties have entered into a valid Sublease Agreement);

(iii)

The ATMs;

(iv)

The Loans;

(v)

The Cash;

(vi)

The Fixed Assets;

(vii)

The SBA Receivables;

(viii)

The contracts and relationships giving rise to the Deposit Liabilities;

(ix)

All investment securities;

(x)

All insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for the Deposit Liabilities following the Closing Date, to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.3;

(xi)

All books and records and other data relating to the Business, the Purchased Assets and the Assumed Liabilities Subject to the receipt of any required third-party consents, the Letters of Credit, together with all reimbursement agreements and related documents (including collateral documents) and all collateral in possession of or otherwise granted to Seller in connection therewith, or a 100% participation interest in the Letters of Credit to the extent contemplated by Section 10.6;

(xii)

All funding contracts related to the Supplemental Retirement Plans;

(xiii)

All Safe Deposit Agreements and keys for the related safe deposit boxes; and

(xiv)

Those certain routing and telephone numbers of Seller used in connection with the Business.

(b)

Purchaser understands and agrees that it is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement.  Notwithstanding anything to the contrary contained herein, Purchaser is not purchasing the Excluded Assets, the Excluded Contracts and the Excluded Loans.  Seller shall use reasonable efforts to obtain any necessary third party consents to the transfer of the Purchased Assets to Purchaser.

Section 2.2.  Assumed Liabilities.

(a)

Subject to the terms and conditions of this Agreement, including, without limitation, the transfer of the Purchased Assets to Purchaser, on the Closing Date, Purchaser shall assume, and thereafter honor and fully and timely, pay, perform and discharge when due, the following liabilities of Seller and shall perform all duties, responsibilities, and obligations of Seller under the following, to the extent that such liabilities, duties, responsibilities and obligations arise or accrue after close of business on the Closing Date (collectively, the “Assumed Liabilities”):

(i)

The Liabilities;

(ii)

All of Seller’s duties and responsibilities relating to the Deposit Liabilities, including, without limitation, with respect to (x) the abandoned property laws of any state or (y) any other applicable law;

(iii)

Any of Seller’s accrued and unpaid expenses related to the operations of the Business which accrue after the Closing Date, including, without limitation, the cost and expenses of any data processing.  Seller shall be responsible for and pay all expenses related to the operations of the Business which accrue through the Closing Date;

(iv)

Seller’s obligations under the Assumed Contracts (including the Supplemental Retirement Plans), to the extent that such liabilities, duties, responsibilities and obligations arise or accrue after close of business on the Closing Date;

(v)

Any and all other liabilities and obligations relating to, or arising out of, the Purchased Assets or Assumed Liabilities to be performed after the Closing or arising out of the operation of the Branches and ATMs from and after the Closing Date, but only to the extent that such liabilities or obligations arise or accrue after the close of business on the Closing Date;

(vi)

The participation obligations relating to the Letters of Credit to the extent contemplated by Section 10.6; and

(vii)

All direct and indirect liabilities (1) provided in Section 8.4 of this Agreement to be assumed by Purchaser and its Affiliates and (2) created or incurred on or after the Closing Date in connection with the operation of the Business on or after the Closing Date relating to the Transferred Employees.

(b)

Except as otherwise set forth in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise, including, without limitation, with respect to (i) Taxes related to the direct or indirect ownership or operation of the Purchased Assets and the Business, Taxes imposed as a result of the sale or transfer of the Purchased Assets and the Business pursuant to this Agreement, Taxes imposed on Seller or Parent and any consolidated, combined, or unitary group of which Seller is a member on account of the sale or transfer of the Purchased Assets and the Business pursuant to this Agreement, and any liability of Seller or Parent for the unpaid Taxes of any Person under Treas. Reg. § 1.502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, (ii) the Excluded Contracts, (iii) the Fiserv Settlement Amount, (iv) the I-Pay Settlement Amount, (v) the Floyd Claim or (vi) the litigation disclosed in Schedule 5.5 hereof.  Seller shall use reasonable efforts to obtain any necessary third party consents to the transfer of the Assumed Liabilities to Purchaser, including but not limited to any such consents necessary to transfer any IRA or custodial accounts to Purchaser.

ARTICLE III

PURCHASE PRICE; PAYMENT;

SETTLEMENT; TAX ALLOCATION; ESCROW

Section 3.1.  Purchase Price.

The purchase price for the Purchased Assets shall be an amount equal to 3.85% of the amount of Core Deposits transferred to Purchaser as of the Closing Date (the “Purchase Price”).

Section 3.2.  Payment at Closing; Escrow.

(a)

At the Closing, Purchaser shall acquire the Purchased Assets and assume the Assumed Liabilities, and subject to the terms and conditions of this Agreement, including any adjustments contemplated by Section 3.3, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as the case may be, by wire transfer of immediately available funds to such account as the other party shall advise no later than two Business Days prior to the Closing Date, the Closing Payment Amount.  For purposes hereof, “Closing Payment Amount” shall mean, subject to Section 3.2(a)(iv), an amount calculated as follows:

(i)

The Purchase Price; PLUS

(ii)

If the sum of the Net Purchased Assets plus $279,000 exceeds the Net Assumed Liabilities, the amount of such excess; or MINUS

(iii)

If the Net Assumed Liabilities exceeds the sum of the Net Purchased Assets plus $279,000, the amount of such excess.

(iv)

For purposes of calculating the Closing Payment Amount, each of the Purchase Price, the Net Assumed Liabilities and the Net Purchased Assets shall be calculated as of the Preliminary Balance Sheet Date.  If the calculation set forth above results in a positive number, the Closing Payment Amount shall equal such number and Purchaser shall pay the Closing Payment Amount to Seller as set forth above.  If the calculation set forth above results in a negative number, the Closing Payment Amount shall equal the absolute value of such number and Seller shall pay the Closing Payment Amount to Purchaser as set forth above.

(b)

It is understood that the books and records of Seller may not be complete as of the Closing Date and that the Purchase Price, the Net Purchased Assets and the Net Assumed Liabilities may not be calculable at the time of Closing as of the Closing Date because items were not posted on the Closing Date, or for other reasons complete information with respect to such items was not otherwise available. Therefore the amount to be paid at Closing will be calculated as accurately as possible as of a date within five (5) Business Days of the Closing Date (the “Preliminary Balance Sheet Date”) based on the information then available to and reviewed by Seller and Purchaser prior to the Closing, and shall be adjusted in accordance with Section 3.3 hereof.

(c)

On the Closing Date, Seller shall deposit an amount equal to the Purchase Price (calculated as of the Preliminary Balance Sheet Date) in escrow in an account (the “Escrow Account”) in accordance with the terms of the Escrow Agreement (the “Escrow Amount”), provided that if the Closing Payment Amount is payable by Purchaser to Seller, Purchaser shall deposit such amount (up to the Purchase Price) in the Escrow Account on Seller’s behalf and pay to Seller only the amount by which the Closing Payment Amount exceeds the Purchase Price.

Section 3.3  Adjustments; Proration.

(a)        Promptly following the Closing, but in no event later than fifteen (15) Business Days following the Closing, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth, in reasonable detail, Purchaser’s calculation of (a) the Purchase Price pursuant to Section 3.1 (with all components thereof calculated as of the close of business on the Closing Date), based on the final posting of items which shall have occurred by such date and any other information available since such date, (b) the amount of the Net Purchased Assets and Net Assumed Liabilities each calculated as of the close of business on the Closing Date and (c) the Closing Payment Amount calculated in accordance with Section 3.2(a) hereof except that for purposes of such new calculation each of the Purchase Price, the Net Assumed Liabilities and the Net Purchased Assets shall be calculated as of the Closing Date as set forth in the Closing Statement (the “Final Closing Amount”).  The Closing Statement shall be prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures consistently applied (with consistent classifications and estimation methodologies), as were used in preparing the Latest Balance Sheet.  In connection with the review of the Closing Statement, Purchaser shall afford Seller the opportunity to examine the Closing Statement and such supporting schedules, analyses, workpapers and other underlying records or documentation as are reasonably requested by Seller and its representatives.  In the event that Seller disagrees with or disputes the calculations shown on the Closing Statement, Seller shall notify Purchaser in writing not later than ten (10) Business Days after receipt of the Closing Statement.  In the event the disagreement or dispute cannot be resolved through discussions among the parties within the next ten (10) Business Days, the parties shall submit the dispute to mediation, as a condition precedent to litigation or arbitration, using an experienced commercial mediator reasonably acceptable to both parties, and whose costs shall be jointly shared.  In the event a recommendation of the mediator is not accepted or forthcoming by the fiftieth (50th) Business Day after Seller’s receipt of the Closing Statement, Seller may pursue any legal remedies available to it to contest the Closing Statement.

(b)        Promptly following the conclusion of the process set forth above, Purchaser shall pay to Seller or Seller shall pay to Purchaser such amount as Seller or Purchaser would have paid had the Closing Payment Amount been equal to the Final Payment Amount at Closing, net of the Closing Payment Amount actually paid (or deposited in Escrow), in each case as finally determined in accordance with Section 3.3(a), with interest thereon from the Closing Date to the date of payment at the Federal Funds Rate.  For example, if the Closing Payment Amount was payable at Closing by Purchaser to Seller, (i) if the Final Closing Amount exceeds the Closing Payment Amount, Purchaser shall pay to Seller the amount by which the Final Closing Amount exceeds the Closing Payment Amount, and (ii) if the Closing Payment Amount exceeds the Final Closing Amount, Seller shall pay to Purchaser the amount by which the Closing Payment Amount exceeds the Final Closing Amount.  Any amount owed by Seller to Purchaser pursuant to this Section 3.3(b) shall be paid from the Escrow Account to the extent sufficient funds are available in such account.

(c)        It is the intention of the parties that Seller will operate the Branches and ATMs for its own account and own the Loans and other Purchased Assets (and all rights associated therewith) until the close of business on the Closing Date, and that Purchaser shall operate the Branches and ATMs, own the Loans and other Purchased Assets and assume the Deposit Liabilities and other Assumed Liabilities (and all rights associated therewith) for its own account from and after the close of business on the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense shall be prorated as of the close of business on the Closing Date.  Items of proration will be handled as an adjustment to the Purchase Price, unless otherwise agreed by the parties hereto. For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) amounts prepaid and unused for safe deposit rentals; (ii) Taxes; (iii) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities for the period from and after the Closing Date; (iv) water, sewer, fuel and utility charges attributable to the period from and after the Closing Date; (v) the portion of any prepaid credit life and disability insurance premiums for coverage provided after the Closing Date; and (viii) other prepaid items of expense, provided the Purchaser is permitted to assume or purchase the same for no additional consideration, in each case as of the close of business on the Closing Date.  Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing Date.

(d)

Following the payment of any amounts owed by Seller pursuant to this Section 3.3, the Escrow Amount (or any remaining portion thereof) shall be released to Seller in accordance with the terms of the Escrow Agreement.

Section 3.4.  Allocation of Purchase Price.

(a)

Purchaser and Seller shall use good faith efforts to attempt to reach agreement on the allocation of the applicable portion of the Purchase Price and other relevant items (including, for example, adjustment to the Purchase Price) among the Purchased Assets, except the Purchased Real Estate, the treatment of which is specified in Section 3.4(b) below, within 120 days of the Closing Date, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provision of state, local or foreign law, as appropriate (the “Allocation”).  If Purchaser and Seller reach a timely agreement regarding the Allocation, (a) such Allocation shall be binding on the parties, (b) the parties shall prepare and timely file all applicable federal and state income Tax forms (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation, cooperate with each other in the preparation of such forms, and furnish each other with a copy of the final version of Form 8594 within a reasonable period before the filing date thereof, and (c) except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), none of the parties shall take a position inconsistent with the Allocation on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise.  The parties recognize that the Allocation will not include Purchaser’s acquisition expenses or Seller’s selling expenses, and Purchaser and Seller will unilaterally allocate such expenses appropriately.  If the parties are unable to reach a timely agreement regarding the Allocation, each party shall be entitled to adopt its own position regarding the Allocation.

(b)

Purchaser and Seller shall use good faith efforts to attempt to reach agreement on the allocation of the applicable portion of the Purchase Price and other relevant items (including, for example, adjustment to the Purchase Price) to the Purchased Real Estate as of the Closing Date, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provision of state, local or foreign law, as appropriate (the “Purchased Real Estate Allocation”).  If Purchaser and Seller reach a timely agreement regarding the Purchased Real Estate Allocation, (a) such Purchased Real Estate Allocation shall be binding on the parties, (b) the parties shall prepare and timely file all applicable federal and state income Tax forms (including Internal Revenue Service Form 8594) in a manner consistent with the Purchased Real Estate Allocation, cooperate with each other in the preparation of such forms, and furnish each other with a copy of the final version of Form 8594 within a reasonable period before the filing date thereof, and (c) except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), none of the parties shall take a position inconsistent with the Purchased Real Estate Allocation on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise.  The parties recognize that the Purchased Real Estate Allocation will not include Purchaser’s acquisition expenses or Seller’s selling expenses, and Purchaser and Seller will unilaterally allocate such expenses appropriately.  If the parties are unable to reach agreement as of the Closing Date regarding the Purchased Real Estate Allocation, the parties agree that, for purposes of the Maine Revenue Services Real Estate Transfer Tax Declarations, the consideration thereon shall be the most recent tax assessments for the respective parcels and improvements referenced thereon.

ARTICLE IV

CLOSING

Section 4.1.  Closing Date.

Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Hogan Lovells US LLP at 10:00 a.m., Washington, D.C. time (which Closing shall be effective as of the close of business on the Closing Date) within five (5) Business Days following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article XI hereof (other than obligations to be performed at the Closing) or at such other time, date or location as Seller and Purchaser may mutually agree (“Closing Date”).

Section 4.2.  Seller’s Deliveries

.  On or before the Closing Date, Seller shall deliver to Purchaser, duly executed and acknowledged where required:

(a)

Quitclaim deeds for the Purchased Real Property in the form of Exhibit B attached hereto (the “Quitclaim Deeds”), pursuant to which the Purchased Real Property shall be transferred to Purchaser, and an Assignment of Lease, in recordable form, for property which is the subject of a Real Property Lease for a bank branch as shown on Schedule 5.7(a)(v) (“the Leasehold Real Property”) in the form of Exhibit B-1 attached hereto, except as set forth in this Agreement “AS IS,” “WHERE IS” and with all faults; provided, that, with respect to the Purchased Real Property and the Leasehold Real Property, Seller or an Affiliate thereof, shall only be required to convey to Purchaser good and marketable fee simple title to the Purchased Real Property and good and marketable leasehold title, to the Leasehold Real Property, free and clear of liens and encumbrances other than Permitted Encumbrances below and any other matters that do not materially and adversely affect the current use, occupancy and/or value.  Within five (5) Business Days after the date hereof, Seller shall provide Purchaser with copies of all title insurance policies, title opinions, title reports and any documents referred to therein, within Seller’s possession or control. Within thirty (30) Business Days after the date hereof, Purchaser at its own cost shall endeavor to obtain an owner’s commitment for title insurance from a reputable title insurance company of national standing (the “Title Company”), a copy of which shall be furnished to Seller and appended hereto as Annex D.  It is understood and agreed that for purposes of this Agreement, the following shall constitute Permitted Encumbrances:  (1) ingress and egress easements for third parties that do not materially and adversely affect the current use, occupancy and/or value; (2) any lien or judgment of record which could be satisfied by a payment, provided that such lien or judgment is satisfied by Seller or removed of record at or prior to Closing or insured over, without exception, by the Title Company; (3) any matter that the Title Company would be willing to omit as an exception to coverage or except with insurance against loss, damage or expense, including insurance against collection or enforcement against the interests to be insured under a title policy pursuant to an endorsement or other addition to such title policy in form and substance reasonably satisfactory to Purchaser, and including an agreement by the Title Company that such coverage shall be made available to any mortgagee or vendee of the Purchaser, or the mortgagee of such vendee; (4) rights of any landlord under any Real Property Lease; or (5) all other matters of record or which an accurate survey or inspection would show, except mortgages and other liens caused or created by Seller.

(b)

Such affidavits and documents as the Title Company shall reasonably require and are customarily given by sellers in similar transactions;

(c)

Such real estate transfer tax declarations, statements, affidavits and other transfer documents as Purchaser shall reasonably require and are customarily given by sellers in similar transactions;

(d)

A bill of sale for the Purchased Assets (other than the Loans) in substantially the form of Exhibit C hereto, pursuant to which the Purchased Assets shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults, and customary Loan Assignment Documentation with respect to each Loan;

(e)

An assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form of Exhibit D hereto and to the extent required by any Laws or the terms of any agreement with a third party, consent to such assignment and assumption by Purchaser (the “Assignment and Assumption Agreement”);

(f)

An Officer’s Certificate in substantially the form of Exhibit E hereto;

(g)

A certificate of the Secretary of Seller certifying to the resolutions of the Board of Directors of Seller and the sole stockholder of Seller approving and authorizing the transactions contemplated hereby;

(h)

Executed copies of the Fiserv Settlement Agreement, the I-Pay Settlement Agreement and a Right of First Refusal Waivers with respect to each of the Transfer Restricted Loans;

(i)

The FIRPTA Affidavits in substantially the form of Exhibit F hereto;

(j)

Physical possession of all Purchased Assets as are capable of physical delivery;

(k)

Exclusive possession of the Premises, subject only to the rights of any landlord under any Real Property Lease;

(l)

Possession of all Loan files in Seller’s possession relating to the Loans;

(m)

Any files related to any loans listed in subparagraph 2.1(a)(vii);

(n)

A copy of the Escrow Agreement, duly executed by the Escrow Agent and Seller;

(o)

Copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, trust agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branches in connection with the Deposit Liabilities.  For purposes of this paragraph, all referenced documents shall be the forms used by Seller as of the date of this Agreement for new customers.  Completed and executed forms of such documents for each respective depositor maintaining an account included within the Deposit Liabilities shall be provided by Seller to Purchaser on or prior to the Closing Date;

(p)

Copies of any subleases or participation agreements duly executed by Seller, as contemplated by Sections 7.7 and 10.6, respectively;

(q)

The Closing Payment Amount in accordance with Section 3.2, to the extent the same is payable by Seller to Purchaser

(r)

A title insurance gap indemnity, substantially in the form attached hereto as Exhibit G, sufficient to enable Purchaser to obtain gap coverage with respect to the Purchased Real Property; and

(s)

Such other documents as are necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

Section 4.3.  Purchaser’s Deliveries.

On or before the Closing Date, Purchaser shall deliver to Seller:

(a)

The Assignment and Assumption Agreement;

(b)

An Officer’s Certificate in substantially the form of Exhibit H hereto;

(c)

A certificate of the Secretary of Purchaser certifying to the resolutions adopted by the Board of Directors of Purchaser and the sole stockholder of Purchaser approving and authorizing the transactions contemplated hereby;

(d)

Such affidavits and documents as the Title Company shall reasonably require and are customarily given by purchasers in similar transactions;

(e)

A copy of the Escrow Agreement, duly executed by the Escrow Agent and Purchaser;

(f)

Copies of any subleases or participation agreements duly executed by Purchaser, as contemplated by Sections 7.7 and 10.6, respectively;

(g)

The Closing Payment Amount in accordance with Section 3.2, to the extent the same is payable by Purchaser to Seller;

(h)

Such real estate transfer tax declarations, statements, affidavits and other transfer documents as Seller shall reasonably require and are customarily given by purchasers in similar transactions; and

(i)

Such other documents as are necessary to effect the transactions contemplated hereby as Seller shall reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

On or prior to the date hereof, Seller and Parent have delivered to Purchaser a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s or Parent’s covenants contained in Article VII.

Subject to the Disclosure Schedule, Seller and Parent represent and warrant, joint and severally, to Purchaser as follows:

Section 5.1.  Organization

.

(a)

Seller is a Maine-chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Maine.  Deposit accounts of Seller are insured to applicable limits by the FDIC in accordance with the FDIA, and Seller has paid all assessments and has filed all reports required to be filed by it with the FDIC.

(b)

Parent is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with respect to Seller, and Parent is duly organized, validly existing and in good standing under the laws of the State of Maine.

Section 5.2.  Authority

. Seller and Parent have the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller and Parent, and this Agreement, and the instruments and documents executed pursuant hereto, constitutes, or when executed will constitute, the valid and binding obligations of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 5.3.  Non-Contravention

.  The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Seller and Parent do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not constitute (a) a material breach or violation of or default under any law, rule, regulation, Order (including the Bank Cease and Desist Order), governmental permit or license of Seller or Parent, or to which Seller or Parent is subject, which breach, violation, or default would have a Material Adverse Effect or (b) a breach or violation of or a default under the charter or bylaws of Seller or Parent, or, to the Knowledge of Seller, any material Contract to which Seller is a party or by which it is bound, which breach, violation or default would prevent or materially delay Seller from performing its obligations under this Agreement in all material respects.

Section 5.4.  Compliance with Law

.  Except as set forth on Schedule 5.4, the business and operations of the Business are being conducted in compliance with all applicable laws, rules and regulations, orders, permits and judgments (collectively, the “Laws”) of all Governmental Authorities, other than those Laws of Governmental Authorities the penalty or liability for the violation of which, if imposed or asserted, would not have a Material Adverse Effect.  Seller has not received any notice of any alleged or threatened claim, violation or liability under any Law of a Governmental Authority in connection with the operation and business of the Branches the penalty or liability for the violation of which, if imposed or asserted, would have a Material Adverse Effect.

Section 5.5.  Legal Proceedings

.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending as of the date of the Agreement or, to the Knowledge of Seller, threatened as of the date of the Agreement against or affecting Seller or Parent, (a) which would reasonably be expected to have a Material Adverse Effect, or (b) which would prevent or materially delay Seller or Parent from being able to perform its obligations under this Agreement in all material respects and, except for the Bank Cease and Desist Order, there is no Order outstanding against Seller or Parent that is material to Seller or Parent or would prevent, materially alter or delay any of the transactions contemplated by this Agreement.

Section 5.6   Absence of Changes.  Except as set forth on Schedule 5.6, since the Latest Balance Sheet Date, no events or transactions have occurred which have resulted in a Material Adverse Effect as to Seller.

Section 5.7   Real Property.

(a)

Real Property Leases:

(i)

Seller has provided Purchaser with true and correct copies of all Real Property Leases and a list of all tenants or other occupants of the Premises subject to a Real Property Lease as of the date set forth on such list.

(ii)

Each Real Property Lease is in full force and effect in all material respects and has not been modified or amended except as noted herein, and, neither Seller nor, to Seller’s Knowledge, the landlord is in default under any of its respective obligations thereunder.

(iii)

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Seller nor any of its Affiliates has received any written notice of a condemnation proceeding relating to any real property that is subject to a Real Property Lease that would materially affect the current use, occupancy and value of any such real property, nor, to the best of Seller’s Knowledge and the Knowledge of any of its Affiliates, is any condemnation proceeding pending or threatened.

(iv)

Except as set forth on Schedule 5.7(a)(iv), to Seller’s Knowledge, there are no consents required by third-parties with respect to the any real property which is subject to a Real Property Lease in connection with the consummation of the transactions contemplated hereby.

(v)

Schedule 5.7(a)(v) is a true and correct list of all real property leases, subleases, licenses or other Contracts relating to Real Property, and any amendments thereto, to which Seller is a party.

(a)

Purchased Real Property:

(i)

On the Closing Date, Seller will convey good and marketable fee simple title to the Purchased Real Property free and clear of all encumbrances other than Permitted Encumbrances and any other matters that do not materially and adversely affect the current use, occupancy and/or value.

(ii)

Neither Seller nor any of its Affiliates has received any written notice of a condemnation proceeding relating to the Purchased Real Property nor, to the best of Seller’s Knowledge and the Knowledge of any of its Affiliates, is any such proceeding pending or threatened.

(iii)

There are no outstanding agreements, options, rights of first refusal or commitments of any nature obligating Seller to transfer any of the Purchased Real Property or rights or interests therein to any other Person.

(iv)

Schedule 5.7(b)(iv) is a true and correct list of all real property owned by Seller excluding OREO.

(a)

To Seller’s Knowledge, all Premises comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto.

Section 5.8.  Title to Purchased Assets Other than Real Estate

.  Other than the Purchased Real Property and real property subject to Real Property Leases, Seller is the lawful owner of each of the Purchased Assets, free and clear of all Liens other than Permitted Liens and Permitted Encumbrances and, except for consents required to transfer such Purchased Assets, Seller has the right to sell, convey, transfer, assign and deliver to Purchaser all of such Purchased Assets.

Section 5.9.  Loans.

(a)

Each Loan represents, to Seller’s Knowledge, the legal, valid and binding obligation of the related borrower, enforceable by the holder thereof in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally.  Except as set forth in writing in the records of Seller, (i) there are no other terms, conditions, agreements or understandings regarding any of the Loans, and (ii) to Seller’s Knowledge, no Loan is subject to any currently asserted offset, counterclaim or defense.  Except for the Loans set forth on Schedule 5.9(a) (the “Transfer Restricted Loans”), none of the Loans is subject any right of first refusal or right of first offer or similar rights, or limits or purports to limit the ability of Seller to sell, transfer, pledge or otherwise dispose of the Loan.

(b)

Each Loan (A) was originated or purchased by Seller, (B) which is shown in the records of Seller to be secured by a Lien, is secured by such Lien, which Lien has been in effect since its original filing date and, to the Knowledge of Seller, such Lien is valid, has been perfected and has the priority indicated by the terms of such Lien, and (C) to the extent said Loan is secured, is secured by a Lien which is assignable to Purchaser without the consent or approval of the borrower or any other person or entity.

(c)

Each Loan complied at the time that the Loan was originated in all material respects with all applicable requirements of applicable federal, state, and local laws, and regulations thereunder.

(b)

Except as set forth on Schedule 5.9, as of the date hereof, (i) no Loan is in default, nor, to Seller’s Knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a default; and (ii) no Loan is classified as substandard, doubtful, or loss or is on non-accrual status.

(c)

Schedule 5.9(e) is a true and correct list of all letters of credit to which Seller is a party.

Section 5.10.

No Broker

.  Except for Sterne, Agee & Leach, Inc., no broker or finder, or any other party or agent performing similar functions, has been retained by Seller, Parent or any of their respective Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Seller, Parent or any of their respective Affiliates in connection with the transactions contemplated hereby and no other brokerage fee or other commission has been agreed to be paid by Seller, Parent or any of their respective Affiliates on account of such transaction.

Section 5.11.

Branches; ATMs

.  Schedule 5.11 is a true and correct list of all branch offices operated by Seller and all automated teller machines owned by Seller. Seller owns all the ATMs free and clear of any Liens, security interests or other claims.  For those ATMs which are in locations leased by Seller:

(a)

Seller has provided Purchaser with true and correct copies of all ATM Real Property Leases.  Schedule 5.11(a) is a true and correct list of the ATM Real Property Leases.

(b)

Each ATM Real Property Lease is in full force and effect in all material respects, and, neither Seller nor, to Seller’s Knowledge, the landlord is in default under any of its respective obligations thereunder.

(c)

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Seller nor any of its Affiliates has received any written notice of a condemnation proceeding relating to any real property that is subject to an ATM Real Property Lease that would materially affect a property or its intended use.

(d)

Except as set forth on Schedule 5.11(d), to Seller’s Knowledge, there are no consents required by third-parties with respect to the any real property which is subject to an ATM Real Property Lease in connection with the consummation of the transactions contemplated hereby.

Section 5.12.

Deposit Liabilities

.  Schedule 5.12 sets forth a true and complete list of all deposit accounts of Seller as of the date set forth thereon.  All of the Deposit Liabilities were originated and maintained and are in material compliance with the documents governing the relevant type of deposit account and with applicable federal and state laws, rules, regulations, judgments, orders, injunctions, decrees and awards.  Seller has delivered to Purchaser a true and correct copy of the current account forms for each of the types of Deposit Liabilities offered by Seller out of the Branches.  All Deposit Liabilities are fully insured to the applicable limits of deposit insurance by the FDIC and all premiums and assessments required to be paid as of the date hereof in connection therewith have been paid by Seller.  Seller has no Knowledge of any owners of any Deposit Liabilities that intend to withdraw a material amount of Deposit Liabilities or discontinue their deposit relationships upon consummation of the transaction contemplated by this Agreement.

Section 5.13. Regulatory Matters

.

(a)

The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Seller and Parent do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to any Governmental Authority or other party (“Regulatory Approvals”), except as set forth on Schedule 5.13 hereto.

(b)

Seller and Parent have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2008 with (i) the Maine Bureau of Financial Institutions; (ii) the FDIC; and (iii) the Federal Reserve (collectively, “Regulatory Agencies”) and have paid all applicable material fees and assessments due and payable in connection therewith. Except for the Bank Cease and Desist Order, neither Seller, Parent nor any of their respective Affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any Order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect. Except for the Bank Cease and Desist Order, there is no unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or Parent.

Section 5.14.  Books and Records.  To Seller’s Knowledge, and except insofar as would not reasonably be expected to have a Material Adverse Effect, the books and records described in Section 2.1(a)(iv) are true and accurate in all respects and have been maintained in accordance with GAAP.

Section 5.15.  Environmental Matters. Except as set forth on Schedule 5.15, (i) no notice, notification, demand, request for information, citation, summons or order has been received by Seller or Parent, (ii) to Seller’s or Parent’s Knowledge, no complaint has been filed against Seller or Parent, no penalty has been assessed against Seller or Parent, and no investigation, action, claim or suit is pending or is threatened against Seller or Parent by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (iii) to Seller’s or Parent’s Knowledge, Seller and Parent are in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iv) Seller and Parent are not conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither Seller nor Parent is party to any Order that imposes any obligations under any Environmental Law.

Section 5.16.  Material Contracts. Schedule 5.16 sets forth a list of all Material Contracts of Seller and its subsidiaries as of the date hereof.  Except as set forth on Schedule 5.16, neither Seller nor any of its subsidiaries is a party to any Contract that contains (i) any noncompetition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of Seller to solicit customers in the manner in which or the localities in which, all or any portion of the Business is conducted or (ii) any agreement that grants any right of first refusal or right of first offer or similar rights or that limits or purports to limit the ability of Seller to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business. All Material Contracts are valid and binding agreements of Seller or its subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, rules or regulations affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor its subsidiaries is in material violation or breach of or default under any Material Contract.

Section 5.17.   Taxes and Tax Returns.

(a)

Seller and Parent have filed or will file in a timely manner with the appropriate Taxing authorities all Tax Returns required to be filed by Seller and Parent prior to or on the Closing Date (including all Tax Returns the filing of which is necessary for the conduct of the Business) and each such Tax Return has been prepared in all material respects in compliance with all applicable laws and regulations and is true, accurate and complete in all material respects.

(b)

Seller or Parent has paid or will pay in a timely manner (i) all Taxes that are shown to be due on any Tax Returns filed or to be filed by Seller or Parent, as applicable, or pursuant to any assessment received by Seller or Parent from any Taxing authority for any period preceding the Closing Date, and (ii) all other Taxes due on or before the Closing Date (whether or not shown on a Tax Return).

(c)

There are no pending, proposed, or to Seller’s and Parent’s Knowledge, threatened examinations, audits, actions, proceedings, investigations, disputes, assessments or claims with respect to any Taxes payable by or asserted against Seller or Parent or otherwise related to the Purchased Assets or the Business, and to Seller’s and Parent’s Knowledge, there is no basis for such claims or assessments.

(d)

There are no outstanding agreements or waivers that would extend the statutory period in which a Taxing authority may assess or collect a Tax against Seller or Parent.

(e)

 There are no Liens with respect to Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets or the Business.

(f)

None of the Purchased Assets constitute a “United States real property interest” within the meaning of Section 897(c) of the Code.

(g)

Except as set forth on Schedule 5.17, none of the Purchased Assets, and no portion of the Business, (i) constitutes a permanent establishment in any country other than the United States, or (ii) is the subject of Taxation in any jurisdictions outside the United States.

(h)

No claim has ever been made by any Taxing authority in a jurisdiction where Seller and Parent do not file Tax Returns that Seller and Parent are or may be subject to Taxation by that jurisdiction and, to Seller’s and Parent’s Knowledge, there is no basis for such claim.

(i)

Seller and Parent have properly and timely paid to the appropriate Taxing authorities all payroll, unemployment and similar Taxes due on or before the Closing Date and have properly withheld and timely paid to the appropriate Taxing authorities all other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Business, and has complied with all information reporting, backup withholding and Tax Return requirements, including maintenance of required records with respect thereto, in connection with any such amounts.

(j)

Neither Seller nor Parent is a party to any (i) joint venture, alliance, partnership or other arrangement that is treated as a partnership for Tax purposes or (ii) Tax indemnity, Tax allocation or Tax sharing agreement.

(k)

Schedule 5.17 provides the jurisdiction(s) where each Bank Employee is located.

(l)

There are no requests for rulings in respect of any Tax pending between Seller or Parent and any Governmental Authority.

(m)

Seller and Parent have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)

None of the Purchased Assets of Seller directly or indirectly secure any debt, the interest on which is Tax-exempt under Section 103(a) of the Code.

(o)

Neither Seller nor Parent has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. Section 1.6101-4(b).

Section 5.18.  Investment Securities.  All investment securities held by Seller, as reflected on the Latest Balance Sheet, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by applicable bank regulatory agencies. Seller has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien.

Section 5.19.  Employees.  Schedule 5.19 sets forth a true and complete list of the name, title or position held of each employee of Seller.  Seller is not, nor has it ever, been bound by or subject to (and none of its respective assets or properties is or has ever been bound by or subject to) any arrangement with any labor organization.  No employees of Seller are represented by any labor organization or covered by any collective bargaining agreement.

Section 5.20  Benefit Plans.  Schedule 5.20 sets forth a true and complete list of each non-qualified defined benefit retirement plan of Seller and the related funding contracts with respect thereto.  Each such plan has been administered in all material respects in compliance with its terms and with all applicable laws and regulations.  Each of the funding contracts constitutes a valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 5.21  Limitation of Warranties.  Except as specifically set forth in this Agreement, Seller and Parent expressly disclaim any and all warranties, express or implied, with respect to the Fixed Assets or with respect to any other assets being transferred to or Liabilities being assumed by Purchaser (excluding any real estate), including, without limitation, the implied warranties of merchantability or of fitness for a particular purpose.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

On or prior to the date hereof, Purchaser has delivered to Seller and Parent a schedule (the “Purchaser Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article VI or to one or more of Purchaser’s covenants contained in Article VIII.

Subject to the Purchaser Disclosure Schedule, Purchaser represents and warrants, to Seller and Parent as follows:

Section 6.1.  Organization

.  Purchaser is a Maine-chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Maine.  Deposit accounts of Purchaser are insured to applicable limits by the FDIC in accordance with the FDIA, and Purchaser has paid all assessments and has filed all reports required to be filed by it with the FDIC.

Section 6.2.  Authority

.  Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 6.3.  Non-Contravention

.  The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement, will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, which breach, violation or default would have a Material Adverse Effect, or (b) a breach or violation of or a default under the charter or bylaws of Purchaser or, to the Knowledge of Purchaser, any material Contract to which Purchaser is a party or by which it is bound, which breach, violation or default would prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.

Section 6.4.  Legal Proceedings

.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser which could prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.

Section 6.5.  Consents and Other Regulatory Matters.

(a)

The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Purchaser do not and will not require any Regulatory Approvals, except as set forth on Schedule 6.5 to the Purchaser Disclosure Schedule.

(b)

There are no pending, or to the knowledge of Purchaser, threatened, disputes or controversies between Purchaser and any Governmental Authority, including, without limitation, with respect to capital requirements that (i) would reasonably be expected to prevent or materially delay Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby.  Purchaser has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.  Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Regulatory Approvals.

(c)

As of the date hereof, without giving effect to the transactions contemplated hereby, and following the transactions contemplated hereby, Purchaser is (i) at least “adequately capitalized”, as defined in the FDIA, and (ii) meets all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it will, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(d)

To the knowledge of Purchaser, it will not be required to divest any of the Purchased Assets or Assumed Liabilities or any other asset or liability as a condition to the receipt of any of the Regulatory Approvals.

Section 6.6.    Capital Available

.  Purchaser has sufficient capital to support the acquisition of the Business and to perform Purchaser’s other obligations hereunder and under any of the other documents executed in connection herewith and Purchaser’s ability to purchase the Purchased Assets and to assume the Assumed Liabilities and to perform Purchaser’s other obligations hereunder is not contingent on raising any equity capital, obtaining specific financing thereof, or obtaining the consent of any lender.

Section 6.7.  No Broker

.  No broker or finder, or any other party or agent performing similar functions, has been retained by Purchaser or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Purchaser or its Affiliates in connection with the transactions contemplated hereby and no other brokerage fee or other commission has been agreed to be paid by Purchaser or its Affiliates on account of such transaction.

ARTICLE VII

COVENANTS OF SELLER AND PARENT

Seller and Parent covenant and agree with Purchaser as follows:

Section 7.1.  Conduct of the Business

.  From the date hereof through the Closing Date, Seller shall not, except as consented to by Purchaser in writing or as required by the Bank Cease and Desist Order:

(a)

fail to conduct the Business in the usual, regular and ordinary course consistent with past practice;

(b)

fail to use commercially reasonable efforts to maintain and preserve intact the Branches and the Fixed Assets (subject to reasonable wear and use) and its relationships generally with its Bank Employees and Customers;

(c)

fail to use reasonable best efforts to maintain compliance with all laws, regulatory requirements and agreements to which it is subject or bound.

(d)

fail to maintain its books, accounts and records in accordance with GAAP or make any changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Purchased Assets or Liabilities, except in accordance with GAAP and regulatory requirements;

(e)

fail to charge off assets in accordance with GAAP on a timely basis;

(f)

fail to maintain deposit rates substantially in accord with past standards and practices;

(g)

fail to comply in all material respects with the terms of its Contracts;

(h)

fail to maintain in effect all property, liability, fire and casualty insurance in effect as of the date hereof, on substantially the same terms as currently in effect, with regard to the Premises or the Purchased Assets;

(i)

change or amend its schedules or policies relating to service charges or services fees;

(j)

enter into any employment agreement with any Bank Employee;

(k)

increase the salary of any Bank Employee except in the ordinary course of business consistent with Seller’s past practices, and for any individual Bank Employee, in an amount which shall exceed 3% of the Bank Employee’s current annual base compensation (excluding any bonuses, incentives or fringe benefits);

(l)

do any act which, or omit to do any act the omission of which, could cause a breach of any material Contact;

(m)

amend or modify any of its promotional, deposit account or account loan practices other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions of this Agreement;

(n)

take any action which would adversely affect the ability of any party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement;

(o)

sell, assign or transfer any Deposit Liabilities to any other person or entity;

(p)

make or renew (1) any business or commercial loan in excess of $250,000, (2) any residential mortgage loan or home equity loan with a loan to value ratio in excess of 80% or any residential mortgage loan or home equity loan in excess of $300,000 and $75,000, respectively, (3) any unsecured loan in excess of $50,000, (4) any loan to a borrower located outside of the market areas surrounding Seller’s Branches, (5) any loan with participation arrangements, and (6) any loan which is not made in the ordinary course of business;

(q)

extend, renew or advance additional funds to any borrower whose loan is classified, past due or on Seller’s watch list without Purchaser’s prior written consent;

(r)

enter into, renew or extend any Contracts which are or would be assignable to Purchaser under this Agreement;

(s)

sell, transfer, replace, encumber or dispose of any Purchased Assets, other than in the ordinary course of business;

(t)

hire any employees to replace any Bank Employees or create any new positions that would be filled by employees who would become Bank Employees (other than temporary employees engaged through third-party staffing firms, provided that Seller does not commit to continue any such employment beyond the Closing Date);

(u)

invest in Fixed Assets or improvements to the Premises except in the ordinary course of business;

(v)

terminate or materially modify in a manner materially adverse to Seller any Real Property Lease or ATM Real Property Lease or place or permit to be placed any Lien (other than a Permitted Lien) upon any of the Purchased Assets; or

(w)

agree to, or make any commitment to, take any of the actions prohibited by this Section 7.1.

Section 7.2.  Regulatory Approvals

.  Seller and Parent shall use their respective reasonable efforts to assist Purchaser in obtaining the Regulatory Approvals. Seller and Parent shall provide Purchaser or the appropriate Governmental Authorities with all information reasonably required to be submitted by Seller and Parent in connection with the Regulatory Approvals.

Section 7.3.  Maintenance of Premises.

(a)

Except as otherwise permitted or required hereunder, Seller shall operate the Premises in substantially the same manner as prior to entering into this Agreement and keep the Premises in substantially the same condition as on the date hereof, subject to normal wear and tear; provided, however, that Seller shall have no obligation to make any capital repairs, capital expenditures or capital improvements to the Premises unless specifically required under this Agreement, except that Seller shall maintain as currently maintained all building and mechanical systems in reasonably satisfactory working order and otherwise in material compliance with applicable ordinances and regulations;

(b)

Seller shall not create, grant, accept or enter into a lease, use and occupancy arrangement, easement, option to purchase, right of first refusal or other agreement with respect to all or any portion of the Premises without prior written notice to and consent of Purchaser, or enter into any service contract or equipment lease that does not by its terms expire or that cannot be canceled on or prior to the Closing Date (without expense to Purchaser); and

(c)

Seller shall maintain the Premises in material compliance with all laws, statutes, ordinances, rules, regulations, covenants and restrictions applicable thereto and shall maintain all existing insurance thereon until the Closing Date.  In the event of damage or destruction of any of the Premises, the Purchase Price shall be equitably adjusted to reflect the extent of the damage or destruction.

Section 7.4   Transfer of Data.  Seller acknowledges that Purchaser will utilize electronic records to convert all of the account data regarding the Assumed Liabilities.  Seller shall use its commercially reasonable efforts to provide Purchaser with a file that contains electronic records in a format that may be utilized in an automated process that opens the accounts on Purchaser’s system (the “Electronic Records”).  From the date hereof through the Closing Date, Seller shall cooperate and work with Purchaser to complete the tasks required to facilitate the conversion of the Assumed Liabilities.  Such tasks include, but are not limited to, providing Purchaser with updated reports and other items as are necessary to complete the conversion process and related testing procedures.  Seller shall provide (i) a written report to Purchaser, in a format acceptable to Purchaser, detailing account data regarding the Assumed Liabilities on the Closing Date, and (ii) within thirty (30) days from the date hereof, Seller shall provide Purchaser with initial reports and related documentation of the Assumed Liabilities in a format acceptable to Purchaser.  Seller agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion of the Assumed Liabilities for a period of ninety (90) days following the date the conversion is completed.

Section 7.5  Tax Matters.

(a)

Seller and Parent will prepare and timely file all Tax Returns and pay all Taxes owed in respect of the Purchased Assets and the Business for all Tax periods ending on or prior to the Closing Date, including any Tax preparation fees.  Purchaser will prepare and timely file all other Tax Returns that are required to be filed in respect of the Purchased Assets and the Business and Purchaser will be responsible for paying all Taxes with respect to periods beginning after the Closing Date.  Seller and Parent shall be responsible for any and all Taxes owed with respect to taxable periods ending on or before the Closing Date, and shall be responsible for any Tax preparation fees incurred related thereto.  With respect to Taxes owed for periods that begin before the Closing Date and end after the Closing Date, Seller and Parent will be responsible for the amount apportioned (pursuant to Section 7.5( b )) to days on or before the Closing Date and Purchaser will be responsible for amounts apportioned to days after the Closing Date.  Seller and Parent will pay such apportioned Taxes that are due and payable on or prior to the Closing Date (including any Tax preparation fees), and bill Purchaser for any part of that amount apportioned to Purchaser.  Purchaser will pay such apportioned Taxes that are due and payable after the Closing Date and bill Seller and Parent for any part of that amount apportioned to Seller and Parent.  Notwithstanding the foregoing, Seller and Parent shall bear and be solely responsible for the payment of all Taxes which are or become payable by Seller and/or Parent prior to, at, or after the Closing Date, in connection with the transactions contemplated hereby, regardless of when an assessment in respect of any such matter occurs, whether before or after the Closing Date.

(b)

For any Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date, (i) in the case of Taxes such as property Taxes, ad valorem Taxes, and similar Taxes imposed on a periodic basis, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be considered to equal the amount of such Taxes for such taxable period, multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period that ends on the Closing Date and the denominator of which is the number of days in the entire taxable period and (ii) in the case of Taxes that are imposed on, or are based in whole or in part on, the income, gross receipts, operations or payroll of Seller (such as income and franchise Taxes, payroll Taxes, and sales and use, value added, and goods and services Taxes), the portion of such Taxes which is attributable to the portion of such taxable period ending on the Closing Date shall be determined by closing the books of Seller as of the end of the day on the Closing Date.  For purposes hereof, Taxes attributable to any period or portion thereof ending on or prior to the Closing Date shall include Taxes based in whole or in part on income, gain, or receipts that accrue or are received on or prior to the Closing Date, payroll Taxes attributable to compensation for services performed on or prior to the Closing Date except to the extent such payroll Taxes constitute an Assumed Liability, sales, use, value added, goods and services and similar Taxes imposed on sales or gross receipts that accrue or are received on or prior to the Closing Date, and Taxes attributable to the ownership of property during periods on or prior to the Closing Date.

(c)

With respect to information reports:

(i)

Seller will report to applicable Taxing authorities and holders of Deposit Liability accounts transferred on the Closing Date, with respect to all periods through the close of business on the Closing Date, all interest credited, withheld from and any early withdrawal penalties imposed upon the Deposit Liability accounts and Purchaser will report to the applicable Taxing authorities and holders of Deposit Liability accounts, with respect to all periods commencing after the Closing Date, all such interest credited to, withheld from, and early withdrawal penalties imposed upon, such Deposit Liability accounts.  Seller will continue backup withholding and remittance through the close of business on the Closing Date.  Any amounts required by any Governmental Authority to be withheld from any of the Deposit Liability accounts through the close of business on the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Governmental Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any Governmental Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(ii)

Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered for all periods through the close of business on the Closing Date with respect to the Deposit Liability accounts, and Purchaser shall be responsible for delivery to payees of all such notices required to be delivered for all periods following the Closing Date with respect to the Deposit Liability accounts.  Purchaser and Seller shall, prior to the Closing Date, consult (and Seller shall take such actions as are necessary) to permit Purchaser to timely deliver notices required to be delivered after the Closing Date.

(iii)

Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods through the close of business on the Closing Date, concerning all interest and points received by Seller.  Purchaser will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods commencing after the Closing Date, concerning all such interest and points received.  Seller shall bear the responsibility and liability for and pay all penalties associated with missing taxpayer identification numbers and U.S. Treasury reclamations, and any failures to comply with IRS regulations that occurred through the Closing Date.

(d)

After the Closing Date, Seller, Parent and Purchaser shall:

(i)

Use commercially reasonable efforts to cooperate fully in preparing for any audits of, or disputes with Taxing authorities regarding, any Tax Returns relating to the Purchased Assets or the Business and make available to the other and to any Taxing authority as reasonably requested all information, records, and documents relating to liabilities for Taxes associated with the Business or the Purchased Assets as set forth in this Agreement;

(ii)

Make available to the others, as reasonably requested and available, personnel responsible for preparing or maintaining information, records and documents in connection with Taxes as well as any related litigation;

(iii)

Preserve all such information, records, and documents until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by Law; and

(iv)

Provide timely notice to the other in writing of any pending or threatened Tax audits or assessments related to the Purchased Assets and the Business for periods beginning prior to the Closing Date and furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request with respect to any such period.

(a)

Purchaser shall be authorized to withhold from the amounts payable hereunder any Taxes that are required to be withheld from such amounts under applicable Law.  For all purposes, such Taxes withheld and paid to the applicable Tax authorities will be treated as having been paid by Purchaser to the applicable payee under the terms of this Agreement.

Section 7.6  Certain Contracts.

(a)

Seller shall use reasonable best efforts to negotiate and enter into an agreement (the “Fiserv Settlement Agreement”) with Fiserv to terminate the Fiserv Contract with no continuing liability or obligation on the part of Purchaser.  Seller shall be solely responsible for any payment to be made in settlement of any termination fee owed or other right of Fiserv thereunder (the “Fiserv Settlement Amount”).

(b)

Seller shall use reasonable best efforts to negotiate and enter into an agreement (the “I-Pay Settlement Agreement”) with I-Pay to terminate the I-Pay Contract with no continuing liability or obligation on the part of Purchaser.  Seller shall be solely responsible for any payment to be made in settlement of any termination fee owed or other right Fiserv thereunder (the “I-Pay Settlement Amount”).

Section 7.7  Real Property Leases and ATM Real Property Leases.

(a)

Seller and Parent shall use their respective reasonable best efforts (which shall not require Seller or Parent to pay any money or other consideration to any other Person or to initiate any claim or proceeding against any Person) to cause every landlord of a Real Property Lease or ATM Real Property Lease, the consent of which is required under the terms of the applicable Real Property Lease or ATM Real Property Lease to the assignment of such Real Property Lease or ATM Real Property Lease to Purchaser, to execute in favor of Purchaser a Landlord Consent.

(b)

If, despite Seller’s or Parent’s reasonable best efforts, a Landlord Consent to assignment of a Real Property Lease or ATM Real Property Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller or Parent shall, if permitted without the consent of the landlord under the Real Property Lease or ATM Real Property Lease, sublease the Premises or ATM location to Purchaser pursuant to a sublease agreement which shall be, to the extent permitted, for the remainder of the existing term of the Real Property Lease or ATM Real Property Lease, as applicable, and which shall provide for Purchaser to perform all of the obligations of Seller under such Real Property Lease or ATM Real Property Lease and which otherwise shall contain mutually agreeable terms (“Sublease Agreement”).

(c)

Purchaser shall use its reasonable best efforts to cooperate with Seller’s and/or Parent’s attempts to obtain each Landlord Consent or its approval of a Sublease Agreement, but shall not be obligated to pay any consideration or grant any concession in connection therewith.

ARTICLE VIII

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller and Parent as follows:

Section 8.1.  Regulatory Approvals and Standards.

(a)

Purchaser will use its commercially reasonable efforts to obtain as expeditiously as possible the Regulatory Approvals and will file within thirty (30) days after the execution of this Agreement all necessary applications of Purchaser to obtain the Regulatory Approvals, provided that Seller and Parent delivers any information required of Seller and Parent necessary for and requested by Purchaser to complete such applications on a timely basis.  Purchaser will supply to Seller and Parent, at least two Business Days prior to filing, copies of all proposed regulatory applications and filings (other than confidential portions thereof) and will give due consideration to all reasonable additions, deletions or changes suggested by Seller, Parent or their counsel. As of the Closing Date, Purchaser will satisfy any and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with the Regulatory Approvals. Purchaser shall pay any fees charged by any Governmental Authorities to which it must apply to obtain any of the Regulatory Approvals. Purchaser shall take no action which would adversely affect or delay the ability of any other party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement. Purchaser shall notify Seller and Parent promptly (and in no event later than one Business Day following notice) of any significant development with respect to any application or notice Purchaser files with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)

From the date hereof through the Transfer Date, Purchaser shall (i) remain at least “adequately capitalized”, as defined in the FDIA, (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches and (iii) use its reasonable best efforts to maintain at least a “satisfactory” CRA rating.

(c)

Purchaser agrees that it shall be solely responsible for complying with any required branch closing or other notices to regulators and customers in the event Purchaser should at any time thereafter determine to close, consolidate or relocate any of the Branches.

Section 8.2.  Solicitation of Accounts

.  Prior to the Closing Date, unless consented to by Seller in writing, neither Purchaser nor any of its Affiliates shall solicit Customers through advertising specifically referencing or targeted to such Customers nor transact their respective businesses in such a way which is reasonably likely to (a) induce such Customers to close Deposit Liability accounts and open deposit accounts directly with Purchaser or any of its Affiliates, or (b) result in the transfer of all or a portion of an existing Deposit Liability from Seller. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such Customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Customers through branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Customers with respect to banking or other financial services offered by Purchaser and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

Section 8.3.  Recording of Instruments of Assignment

.  No later than six months following the Closing Date, Purchaser shall have recorded all other instruments required, necessary or reasonably desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities, including, without limitation, all assignments of mortgage, financing statements, and security agreements relating to the Loans and Seller shall reasonably cooperate with Purchaser as reasonably necessary in order that Purchaser may make such recordings.

Section 8.4.  Transferred Employees.

(a)

Bank Employees

(1)

No later than the Closing Date, Purchaser shall extend offers of employment to all Bank Employees, whether such Bank Employee is actively at work or on leave of absence, disability or medical leave (each a “Prospective Purchaser Employee”).  Each offer of employment to a Prospective Purchaser Employee shall be for a Comparable Job for such employee as of the execution of this Agreement, and shall be subject to any conditions normally included by Seller in its offers of employment.   Notwithstanding the foregoing, Purchaser shall have no obligation hereunder to retain any Transferred Employees for any period of time following the Closing and may terminate any such employees following the Closing subject to Section 8.4(b)(7) hereof.

(2)

Seller shall use its commercially reasonable efforts to make the Prospective Purchaser Employees available to Purchaser, and Seller hereby authorizes Purchaser to enter into discussions with the Prospective Purchaser Employees regarding employment with Purchaser after the execution of this Purchase Agreement.  Seller, Parent and Purchaser shall not engage in any activity intended to discourage any Prospective Purchaser Employee from accepting an offer of employment from Purchaser and shall provide that Prospective Purchaser Employees will not be offered employment by Seller or Parent prior to the Closing Date; provided, however, that Seller, Parent and their respective Affiliates shall be permitted to (x) take any action they reasonably believe they are legally required to take in order to comply with applicable employment Laws, and (y) offer employment to, and employ, any Bank Employee who does not, on or prior to the Closing Date, accept an offer of employment from Purchaser.  Neither Seller, Parent or any of their respective Affiliates, shall have any liability to any Transferred Employee relating to such person’s employment with Purchaser or termination thereof on or after the Closing Date.

(b)

Employee Benefit Plans

(1)

Purchaser shall take all steps necessary to permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), if any, to roll such eligible rollover distribution into a rollover account for the benefit of the Transferred Employee under Purchaser’s 401(k) Plan.

(2)

Effective as of the Closing Date, the Transferred Employees, their dependents and beneficiaries shall cease to be covered by the Employee Benefit Plans except to the extent required by Law.  Seller shall retain responsibility for and continue to pay all medical, dental, life insurance, short-term disability and long-term disability plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee and his or her covered dependents prior to the Closing Date in accordance with the terms, conditions and limitations of the Employee Benefit Plans.  Purchaser shall be responsible for all medical, dental, life insurance, short-term disability and long-term disability plan expenses and benefits with respect to claims incurred by Transferred Employees and their covered dependents on or after the Closing Date in accordance with the terms, conditions and limitations of Purchaser’s employee benefit plans.  A claim is deemed incurred (i) in the case of medical or dental benefits, the date on which the services that are the subject of the claim are performed, (ii) in the case of life insurance, the date on which the death occurs, and (iii) in the case of short-term and long-term disability benefits, the date on which the claims administrator determines the disability began.

(3)

As of the Closing Date all Transferred Employees will be eligible to participate in Purchaser’s employee benefit plans and programs on the same basis as Purchaser’s current employees holding similar positions (based on duties and responsibilities and not necessarily job title, as determined by Purchaser) to those held by the Transferred Employees.  Purchaser shall (i) provide coverage for Transferred Employees under its medical, dental and welfare plans on and after the Closing Date, (ii) use commercially reasonable efforts to cause there to be waived any pre-existing condition, actively at work requirements and waiting periods, except pre-existing conditions, actively at work requirements and waiting periods currently provided under Seller’s medical, welfare and dental plans and (iii) use commercially reasonable efforts to cause Seller’s medical, welfare and dental plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of Seller and its respective Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(4)

Transferred Employees shall receive credit for such Transferred Employee’s past service with Seller or any of its Affiliates or predecessors as reflected in Schedule 8.4(b)(4) for all purposes in any employee benefit or compensation plan, program or arrangement that Purchaser or its Affiliates sponsors or maintains on or after the Closing Date according to their terms, provided, however, that the past service of Transferred Employees shall not be counted for purposes of benefit accruals under any defined benefit plan of Purchaser or its Affiliates.

(5)

Seller shall be responsible for satisfying its obligations under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state law), with respect to any Bank Employee that is not a Transferred Employee in accordance with applicable Law with respect to any “qualifying event” occurring prior to, on or after the Closing Date.  Purchaser shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state law), with respect to any Transferred Employee in accordance with Law with respect to any “qualifying event” which occurs on or after the Closing Date.  Purchaser shall not entice or encourage any Transferred Employee to elect continued group health plan coverage under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state law) with respect to plans maintained by Seller and its Affiliates.

(6)

Purchaser shall be responsible for workers’ compensation claims relating to any Transferred Employee only for an incident or alleged incident which first occurs after the Closing Date.

(7)

Seller shall be responsible for, and neither Purchaser nor its Affiliates shall have any liability or obligation with respect to, any severance, termination or comparable payments or benefits with respect to any employee of Seller who is terminated before the Closing Date.  Purchaser shall be responsible for, and neither Seller, Parent nor their respective Affiliates shall have any liability or obligation with respect to any severance, termination or comparable payments or benefits with respect to any Transferred Employee who is terminated by Purchaser on or after the Closing Date.  Any Transferred Employee whose employment is terminated by Purchaser on or after the Closing Date shall receive severance, termination or comparable payments and benefits as disclosed on Schedule 8.4(b)(7) of the Purchaser Disclosure Schedule.

(8)

Purchaser shall be responsible for any liability or obligation with respect to any retention payments or retention awards granted by Purchaser to the Bank Employees.

(9)

On or before the Closing Date, Seller shall pay the Transferred Employees for any accrued but unused sick time to the extent such payments are required under Seller’s sick time policies and for all accrued but unused vacation with Seller and its Affiliates.

              Section 8.5.  Interviews.  Purchaser shall be solely responsible for any acts which are wrongful, illegal or in contravention of this Agreement made by it in connection with interviewing or hiring the Bank Employees.  Purchaser shall reimburse the Bank Employees (if applicable) for reasonable transportation costs to and from the location where Purchaser shall interview such employees.

Section 8.6.  Other Transactions

.  From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement, Purchaser covenants and agrees that it shall not take any action which would materially adversely affect or delay the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS; ACQUISITION PROPOSALS; NOTIFICATION OF CERTAIN CHANGES

Section 9.1.  Access by Purchaser.  Upon execution of this Agreement, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access during normal business hours and upon five Business Days’ notice to Seller to the Branches, Bank Employees, depository records, Loan files, and all other documents and other information concerning the Branches, the Business, the Purchased Assets, the Assumed Liabilities and the Transferred Employees as Purchaser may reasonably request; provided that a representative of Seller shall be permitted to be present at all times and provided further that with respect to information concerning Bank Employees, Seller’s sole obligation shall be to provide Purchaser with information concerning the name, position, date of hire and salary of the Bank Employees, and Seller shall not be required to provide Purchaser with access to or copies of any personnel files or other individualized employee files or documents, all of which shall remain the sole property of Seller. Notwithstanding the foregoing, in no event shall Seller be required to provide (a) any information which Seller, in its sole discretion deems proprietary, including, without limitation, Seller’s “credit scoring” system, branch or credit practices, policies or procedures, or staffing models, (b) any information, which is protected by the attorney-client privilege, or (c) its or any of its Affiliates’ Tax Returns.

Section 9.2.  Communications to Employees, Training.

(a)

Seller and Purchaser agree that promptly following the execution of this Agreement, meetings shall be held at such location as Purchaser and Seller shall mutually agree, provided that representatives of Seller shall be permitted to attend such meetings, to announce Purchaser’s proposed acquisition of the Business to the Bank Employees.  Seller and Purchaser shall mutually agree as to the scope and content of all communications to the Bank Employees.  Except as specifically provided in this Section 9.2, in no event shall Purchaser contact any Bank Employee without the prior written consent of Seller, which consent may not be unreasonably withheld, except for those Bank Employees designated in writing by Seller to handle certain transition issues.

(b)

At mutually agreed upon times following the initial announcement described in Section 9.2(a), Purchaser shall be permitted to meet with the Bank Employees to discuss employment opportunities with Purchaser, provided that representatives of Seller shall be permitted to attend any such meeting.  From and after the Final Approval Date, Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree, with the Bank Employees and may, at Seller’s sole option, conduct such training seminars at the Branches; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Seller’s normal business operations.  Purchaser shall reimburse the Bank Employees for reasonable transportation costs to and from the locations where Purchaser shall train such employees and compensate the Bank Employees or reimburse Seller at the Bank Employees’ applicable standard or overtime rates for the time spent in such training.

Section 9.3. Communications with Customers.

(a)

Following the Final Approval Date and 25 days prior to the anticipated Closing Date or a lesser time period as the parties may agree, Purchaser shall send statements to the Customers announcing the transactions contemplated hereby (such statements being herein called “Customer Notices”).  The form and content of each Customer Notice shall be subject to the approval of each of the parties hereto and the cost of printing and mailing the Customer Notices shall be borne solely by Purchaser.  Following the Final Approval Date, Purchaser shall also be entitled to provide solely at its own expense such other notices or communications to Customers relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Seller and Parent, which approval shall not unreasonably be withheld or delayed.

(b)

Except as specifically provided herein, in no event will Purchaser or its Affiliates contact any Customers prior to the Final Approval Date without the prior written consent of Seller and Parent which may be granted or withheld in its sole discretion; provided that Purchaser may contact Customers in connection with (i) advertising, solicitations or marketing campaigns not primarily directed to or targeted at Customers, (ii) lending, deposit, safe deposit, trust or other financial services relationships of Purchaser with Customers through branch offices of Purchaser existing as of the date hereof, (iii) unsolicited inquiries by Customers to Purchaser with respect to banking or other financial services provided by Purchaser, and (iv) notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

Section 9.4  Acquisition Proposals.

(a)

From the date hereof until the Closing Date or, if earlier, the date on which this Agreement is terminated in accordance with Section 15.3, Seller and Parent agree that they shall not, and shall cause their respective officers, directors, employees, agents, Affiliates and representatives (including any investment bankers, attorneys or accountants) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal (other than discussions or requests for and receipt of information to ascertain the terms of any such Acquisition Proposal), (iii) approve any Acquisition Proposal, (iv) approve, or propose to approve, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other agreement related to any Acquisition Proposal, or (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Notwithstanding the foregoing, if Seller and Parent are not otherwise in violation of this Section 9.4 and Seller or Parent receives an unsolicited bona fide written Acquisition Proposal after the date hereof, the board of directors of Seller or Parent, as the case may be, may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the board of directors concludes in good faith, after consultation with its financial advisors and receiving the advice of outside counsel, that failure to take such action would result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence or engaging in any negotiations or discussions, Seller or Parent, as the case may be, shall have entered into a confidentiality agreement with such third party; and, provided, further, that Seller or Parent, as the case may be, shall contemporaneously provide Purchaser with any non-public information concerning Seller, Parent or the Business provided to such third party that was not previously provided to Purchaser.  Seller or Parent, as the case may be, shall promptly (within 24 hours) advise Purchaser following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Purchaser of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

(b)

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Purchaser or any of its Affiliates) relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute 15% or more of the consolidated business, revenues, net income, assets (including stock of any subsidiaries) or deposits of Seller or Parent, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or Seller or any of their respective Affiliates, or (iii) purchase or sale of, or tender or exchange offer for, securities of Parent or Seller or any of their respective Affiliates that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of the equity or total voting power of Parent or Seller, any of their respective Affiliates or the surviving entity in such transaction.

Section 9.5.   Notification of Certain Changes.  Seller and Parent shall promptly advise Purchaser of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which either or both believe would, or which could reasonably be expected to, cause or constitute a material breach of any of their respective representations, warranties or covenants contained herein.  From time to time prior to the Effective Time (and on the date prior to the Closing Date), Seller and Parent shall supplement or amend the Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date hereof, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to the Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article XI hereof or compliance by Seller and Parent with their respective covenants and agreements set forth herein or result in the waiver by Purchaser of any of its rights or remedies hereunder.

ARTICLE X

TRANSITIONAL MATTERS

Section 10.1.  Payment of Deposit Liabilities.

(a)

From and after the Closing Date, Purchaser shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and other withdrawal orders presented to Purchaser by Deposit Liability account customers, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Seller or by Purchaser and (ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Seller with respect to the balances due and owing to the Customers who have Deposit Liability accounts.  If any Customer who has a Deposit Liability account draws checks, drafts, or negotiable orders of withdrawal against the Deposit Liabilities which are presented or delivered to Seller not later than 90 days after the Closing Date, Seller shall use its commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser’s sole expense.  Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.  Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Seller shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, negotiable orders of withdrawal order, or other withdrawal order, which is paid by Seller over the counter.

(b)

Purchaser hereby acknowledges that if, after the Closing Date, any Customer who has a Deposit Liability account, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including Accrued Interest thereon) shall demand payment from Seller for all or any part of any such Deposit Liabilities (including Accrued interest thereon), Seller shall not be liable or responsible for making such payment.

Section 10.2.  Delivery of Purchaser’s Check Forms

.  Following the Final Approval Date, but not less than five days prior to the Closing Date, Purchaser shall, at its sole cost and expense, notify by first class U.S. mail all Customers who have a Deposit Liability account, in a form reasonably acceptable to Seller and Parent, of Purchaser’s assumption of the Deposit Liabilities (which shall include a notification to those Deposit Liability account Customers whose accounts are then covered by any type of overdraft protection offered by Seller, that from and after the Closing Date all such overdraft protection from Seller shall terminate), and Purchaser shall furnish each such Customer with information on the delivery of new checks, deposit tickets, or other similar instruments, which shall be appropriately encoded with Purchaser’s routing number.

Section 10.3.  Uncollected Checks Returned to Seller

.  From and after the Closing Date, Purchaser shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or any other withdrawal orders (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to any Deposit Liability accounts which are returned uncollected to Seller after the Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Liability accounts for Items cashed by Seller (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument), as of the close of business on the Closing Date, which Items are subsequently dishonored; provided, however, that if Seller shall have failed to make or properly reflect in the information provided to Purchaser any provisional credit or hold on any such Deposit Liability accounts in respect of uncollected funds represented by any such item, Purchaser’s obligations under this Section 10.3 in respect of such Item shall be limited to the amount of collected funds in such Deposit Liability accounts.

Section 10.4.  Notices to Obligors on Loans.

(a)

Purchaser shall, following the Final Approval Date, but no later than 15 days prior to the Closing Date, prepare and transmit, at Purchaser’s sole cost and expense, to each obligor on each Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller to the effect that the Loan will be transferred to Purchaser and directing that payments be made after the Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser’s name as payee on any checks or other instruments used to make such payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and address of Purchaser as the person to whom and the place at which payments are to be made.  To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Purchaser’s sole expense, to provide all Loan obligors with all required notices of the assignment and transfer of the Loans.

(b)

To the extent that any of the Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act (12 U.S.C. § 2601, et seq.), Seller and Purchaser will jointly coordinate any appropriate required Customer notices.

Section 10.5.  Signage

.  During the three day period immediately preceding the Transfer Date, Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplishing the installation of signage of Purchaser’s choosing at the Branches prior to the Closing Date; provided, however, that all such installations shall be at the sole cost and expense of Purchaser, that such installation shall be performed in such a manner that does not significantly interfere with the normal business activities and operations of the Branches, that such signage complies with all applicable zoning and permitting laws and regulations, and that all such installed signage shall be covered in such a way as to be unreadable at all times prior to the Closing.  Immediately following the Closing, Seller shall, at its sole cost and expense, cover all of its signage in such a way as to be unreadable after the Closing and shall remove all of Seller’s existing signage at the Branches as promptly as practicable following the Closing and in any event, within 10 Business Days after the Closing; provided, that, in the event that Seller shall not have removed such signage within such time frame, Purchaser shall be permitted to remove and discard such signage on Seller’s behalf, the costs of which shall be reimbursed by Seller to Purchaser.

Section 10.6.  Letters of Credit.  In the event that any Letter of Credit cannot be assigned to Purchaser, on the Closing Date, Purchaser and Seller shall enter into a participation agreement in customary form reasonably satisfactory to Purchaser and Seller pursuant to which Purchaser shall acquire and assume all of Seller’s rights and obligations under such Letters of Credit and become entitled to all reimbursements thereunder.

Section 10.7.  Bulk Transfer Laws

.  Seller and Purchaser hereby waive compliance with any applicable bulk transfer laws.  If by reason of any applicable bulk sales law any claims are asserted by creditors of Seller, such claims shall be the responsibility of Purchaser in the case of claims arising under any of the Purchased Assets or Assumed Liabilities.

ARTICLE XI

CONDITIONS TO CLOSING

Section 11.1.  Conditions to Obligations of Seller and Parent

.  The obligations of Seller and Parent under this Agreement are subject to the satisfaction (or, if applicable, waiver, except as to the condition described in Section 11.1(c)) on or before the Closing Date, of each of the following conditions:

(a)

All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;

(b)

The representations and warranties made by Purchaser herein or in any certificate or other document delivered at Closing pursuant to (i) the provisions hereof or (ii) in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties of Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated by the Agreement;

(c)

All Regulatory Approvals shall have been obtained and shall be Final;

(d)

No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

(e)

Seller and Parent shall have received the items to be delivered by Purchaser pursuant to Section 4.3.

Section 11.2.  Conditions to Obligations of Purchaser.

The obligations of Purchaser under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in Section 11.2(c)) on or before the Closing Date, of each of the following conditions:

(a)

All of the covenants and agreements required by this Agreement to be complied with and performed by Seller and Parent on or before the Closing Date shall have been duly complied with and performed in all material respects;

(b)

The representations and warranties made by Seller and Parent herein or in any certificate or other document delivered at Closing pursuant to (i) the provisions hereof or (ii) in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties made by Seller and Parent herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect;

(c)

The Regulatory Approvals shall have been obtained and shall be Final;

(a)

No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby;

(b)

Seller shall have entered into the Fiserv Settlement Agreement and the I-Pay Settlement Agreement in accordance with Section 7.6;

(c)

Seller shall have obtained, and delivered to Purchaser, executed Landlord Consents from the landlords (or, in lieu thereof shall have entered into valid Sublease Agreements with Purchaser) with respect to each of the Real Property Leases and ATM Real Property Leases;

(d)

Seller shall have obtained an executed Right of First Refusal Waiver with respect to each of the Transfer Restricted Loans;

(e)

Seller shall have remediated all documentation and/or insurance coverage issues with respect to the Flood Zone Compliance Loans such that the Flood Zone Compliance Loans are in compliance as of the Closing Date with all Laws of all Governmental Authorities, other than those the penalty or liability for the violation of which, if imposed or asserted, would not have a Material Adverse Effect, and shall have provided to Purchaser written documentation evidencing such remediation;

(f)

Purchaser shall have received the items to be delivered by Seller and Parent pursuant to Section 4.2; and

(g)

The owner’s title insurance policy commitment in Annex D shall contain no matters other than those Permitted Encumbrances defined in clauses (1) through (4) of Section 4.2 (a) above and matters that do not materially and adversely affect the current use, occupancy and/or value; except that this condition to closing shall be deemed waived unless within ten (10) Business Days after receipt of such commitment Purchaser identifies one or more of such exceptions not allowable under clauses (1) through (4) of Section 4.2(a) or which materially and adversely affects the current use, occupancy and/or value, and provides Seller a period of at least fifteen (15) Business Days to cure such defect in all material respects or cause the same to be omitted from the title policy commitment.

ARTICLE XII

DATA PROCESSING

 Section 12.1.  Conversion

.  All tasks and obligations concerning the provision of data processing services to or for the Branches after the Closing Date shall be performed solely and exclusively by Purchaser.  Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure or inability on its part to perform such tasks or comply with such obligations shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.  Seller will provide Purchaser with the Electronic Records and the data processing pre-conversion tapes as soon as reasonably practicable following the date hereof, and with the data processing conversion tapes within a reasonable period of time in advance of the Closing, at no cost to Purchaser.  Seller shall use reasonable efforts to coordinate with Purchaser regarding the data conversion.

ARTICLE XIII

INDEMNITY

Section 13.1.  Seller’s and Parent’s Indemnity

.  Seller and Parent shall indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, “Damages”) which Purchaser or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a)

Any liability of Seller or Parent which is not an Assumed Liability, including any liability of any kind or nature relating to or arising out of the litigation disclosed on Schedule 5.5 hereof or any Excluded Contract, the Floyd Claim, the Right of First Refusal Waivers, or the equity or debt holders, or other creditors (other than with respect to an Assumed Liability) of Seller or Parent;

(b)

The breach of any representation or warranty made by Seller or Parent in this Agreement; or

(c)

The breach of any covenant or other agreement made by Seller or Parent in this Agreement.

Section 13.2.  Purchaser Indemnity

.  Purchaser shall indemnify, hold harmless and defend Seller, Parent, their Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Seller, Parent or any of their Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a)

The breach of any representation or warranty made by Purchaser in this Agreement; and

(b)

The breach of any covenant or other agreement made by Purchaser in this Agreement.

Section 13.3.  Indemnification Procedure.  If a party entitled to indemnification hereunder (“Indemnified Party”) is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XIII (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof to the other party (“Indemnitor”), and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor’s rights shall have been prejudiced or the Indemnitor’s liability shall have been materially increased thereby.  In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party’s counsel, representation by the Indemnitor’s counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor.  In no event shall Indemnitor be liable for the fees and expenses of more than one counsel, separate from its own counsel, for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances.  The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor’s liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding.  If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 13.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense.  If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor’s liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

Section 13.4.  Limitations on Liability

.  Notwithstanding anything to the contrary contained in this Article XIII, no party shall be entitled to indemnification pursuant to Section 13.1(b) until its aggregate Damages shall be in excess of $25,000, at which time such party shall be entitled to indemnification for the full amount of its Damages to the extent such Damages exceed such amount.  In no event shall the Damages payable by Seller or Purchaser in the aggregate exceed the Purchase Price, and in no event shall any party be entitled to any incidental, consequential, special, exemplary or punitive Damages.

Section 13.5.  General.

(a)

Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims.  The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XIII shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs) by or on behalf of such Indemnified Party in reduction of the related Damages.  If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).  The amount of any Damages arising from a breach by Seller of the representation set forth in Section 5.7 due to the existence of a Lien which is not in respect of borrowed money and does not materially impair the continued use and operation of any of the Purchased Assets shall be limited to the lesser of (x) the cost of satisfying or removing such Lien and (y) the actual impairment to the Purchased Asset caused by the existence of such Lien.

(b)

In addition to the requirements of paragraph (a) above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(c)

Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.

(d)

Except for the parties’ rights to specific performance and injunctive relief as described in Section 15.15, the indemnification provided in this Article XIII shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Seller in this Agreement.  The parties hereto further acknowledge that no indemnity shall be payable for any Damages with respect to any breach of representations or warranties in this Agreement if prior to Closing such party receives a written notice from the other party (i) disclosing such breach or breaches and (ii) informing such party that such breach or breaches constitute a Material Adverse Effect.

(e)

All indemnification payments under this Article XIII shall be deemed adjustments to the Purchase Price.

Section 13.6.  Survival

.  All representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of six months after the Closing Date and thereafter shall terminate, except as to any claim for which written notice shall have been given prior to such date; and provided, further, that all covenants or agreements which by their terms are to be performed after the first anniversary of the Closing Date shall survive until fully discharged; and provided, further, that in the case of a fraudulent breach of a warranty or representation, the claim for breach of such warranty or representation shall survive indefinitely and that in the case of a breach of any representation or warranty regarding Taxes, such claim for the breach of the warranty or representation shall survive for the applicable statute of limitations.

ARTICLE XIV

POST-CLOSING MATTERS

Section 14.1.  Further Assurances.

From and after the Closing Date:

(a)

Except as specifically provided otherwise herein, Seller and Parent shall assist Purchaser in the orderly transition of the operations of the Business and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Purchaser title in the Purchased Assets in the manner contemplated hereby; provided that Seller and Parent need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 14.1 unless such costs or expenses are reimbursed by Purchaser, subject to the terms of Section 15.1 hereof; and

(b)

Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Seller and Parent and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller and Parent from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided that Purchaser need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 14.1 unless such costs or expenses are reimbursed by Seller.

Section 14.2.  Access to and Retention of Books and Records.  For a period of six years from the Closing Date, each party shall have commercially reasonable access to any books and records of the other party relating to the Purchased Assets and the Assumed Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for Tax or accounting purposes; provided that in the event that as of the end of such period, any tax year of Seller is under examination by any Taxing authority, Seller shall inform Purchaser in writing of the audit and such books and records shall be maintained by Purchaser until a final determination of the Tax liability of Seller for that year has been made.  If such copies or extracts require use of a party’s equipment or Branches, the user shall reimburse the other party for all costs incurred, including, without limitation, employee expenses.

Section 14.3.  Deposit Histories

.  In case of any dispute with or inquiry by any Customer whose Deposit Liability account is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such Customer within a period of time and in a manner which would comply with standard banking practices and customs and all applicable laws.

ARTICLE XV

MISCELLANEOUS

Section 15.1.  Expenses.

(a)

Except as otherwise provided herein, Seller, Parent and Purchaser shall each pay all of their own out-of-pocket expenses in connection with this Agreement, including investment banking, appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated (subject, in the case of financial advisory fees of Seller, to reimbursement as described below).  Notwithstanding the foregoing and except in the event that the Fee is payable, up to an aggregate amount not to exceed $125,000, Purchaser shall promptly reimburse Seller for financial advisory fees due by Parent to Sterne, Agee & Leach, Inc. incurred in connection with the negotiation of this Agreement and the completion of the transactions contemplated hereby.

(b)

Except as provided in this Agreement, Purchaser shall pay all recording, filing or other fees, cost and expenses (including, without limitation, fees, costs and expenses for (w) surveys, title searches, inspections, environmental audits or other investigations, (x) filing of any forms (including, without limitation, tax forms) with governmental authorities in connection with the transfer of the Fixed Assets, (y) recording instruments or documents evidencing any transfers of interests in real property, and (z) costs and expenses relating to the preparation, execution and recording of assignments or satisfactions of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets and Assumed Liabilities); provided that Seller shall pay all such fees, costs or expenses which Seller is required by law to pay.  Seller and Purchaser shall each pay one-half of the transfer tax due in connection with the transfer of the Purchased Real Property. Purchaser shall pay the cost of the premium for any title insurance policy issued to Purchaser, other than any premium or costs associated with affirmative coverage, endorsements or special risks contemplated at Section 4.2(a) above.

Section 15.2.  Trade Names and Trademarks.

(a)

Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, it has, and following the Closing shall have, no ownership interest in or to the trade names, trademarks, service marks, logos or corporate names of Seller, Parent or any of their respective Affiliates, including, without limitation, the trade names and trademarks listed on Schedule 15.2 hereto.  After the Closing Date, Purchaser and its Affiliates shall not use any of the trade names, trademarks, service marks, logos or corporate names of Seller, Parent or any of their respective Affiliates, including, without, limitation, the trade names and trademarks listed on Schedule 15.2 hereto except as permitted pursuant to Section 15.2(b).

(b)

From and after the Closing, Purchaser agrees not to use any forms or other documents bearing any name or logo of Seller or Parent or the name or logo of any Affiliate of Seller or Parent without the prior written consent of Seller and Parent, which consent may be denied or given in Seller’s and Parent’s sole discretion.  If such consent is given, Purchaser hereby agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or document.  Notwithstanding anything to the contrary contained herein, Seller hereby acknowledges and agrees that Purchaser may use the trade names, trademarks, service marks, logos and corporate names of Seller, Parent and its and their respective Affiliates, (i) as required by applicable law or regulation (including in connection with any required notices to customers) and (ii) for one year following the Closing Date solely in connection with advertising, marketing and otherwise promoting Purchaser’s products and services (under Purchaser’s trademarks, trade names, service marks, logos and corporate names) as replacements for Seller’s products and services.

Section 15.3.  Termination;  Extension of Closing Date

.  This Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as to the liability for actual direct damages due to a willful breach of any material representation, warranty or covenant occurring or arising prior to the date of termination, upon the occurrence of any of the following:

(a)

Upon mutual agreement of the parties;

(b)

Upon written notice by Purchaser, Seller or Parent to the other parties immediately upon receipt by Purchaser, Seller or Parent of notice from any Governmental Authority that Purchaser, Seller or Parent, as the case may be, has been denied any Regulatory Approval by Final order;

(c)

Upon written notice by Purchaser, Seller or Parent to the other party, if the Closing has not occurred on or before August 30, 2012;

(d)

By Purchaser, Seller or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of another other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that Purchaser, Seller or Parent shall not have the right to terminate this Agreement pursuant to this Section 15.3(d) unless the breach of representation, warranty, covenant, or other agreement together with all other such breaches would have a Material Adverse Effect; or

(e)

By Seller or Parent if, without breaching Section 9.4, Seller or Parent, as the case may be, shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the board of directors of Seller or Parent determines, as the case may be, after consulting with and considering the advice of financial advisors and outside counsel, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 15.3(e) shall not be available unless the terminating party delivers to Purchaser (i) written notice of its intention to terminate at least ten (10) Business Days prior to termination and (ii) simultaneously with such termination, pays the Fee referred to in Section 15.4.  For purposes of this Section 15.3(e), “Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the recipient’s board of directors, taking into account the various legal, financial and regulatory aspects of the proposal and the person making the proposal, (A) if accepted, is reasonably likely to be consummated on the terms proposed and (B) if consummated, is reasonably likely to result in a materially more favorable transaction to the recipient and its relevant constituencies than the transactions contemplated hereby.

Section 15.4.  Fee.  If Seller or Parent, as the case may be, terminates this Agreement pursuant to Section 15.3(e), then, within two (2) Business Days of such termination, Seller or Parent, as applicable, shall pay Purchaser by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Purchaser, $100,000, and shall pay an aggregate amount of up to $100,000 in costs and expenses of Purchaser (including legal fees) associated with the transactions contemplated by this Agreement (together, the “Fee”).

Section 15.5 Modification and Waiver

.  No modification of any provision of this Agreement shall be binding unless in writing and executed by the party or parties sought to be bound thereby.  Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the parties to whom such covenant is given or to whom such condition is intended to benefit, except as otherwise provided in this Agreement or to the extent any such condition is required by law; provided, that any such waiver must be in writing.

Section 15.6.  Binding Effect;  Assignment

.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of any party hereto may be assigned without the prior written consent of the other parties hereto.

Section 15.7.  Confidentiality.

(a)

From and after the date hereof, the parties hereto and their Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a Regulatory Approval, (ii) to fulfill obligations under the Securities Exchange Act of 1934, as amended, or rules promulgated thereunder by the Securities and Exchange Commission, (iii) for disclosures made in accordance with the terms of this Agreement, and (iv) to the extent required by applicable law, regulations or rules of any applicable national securities exchange.  This section shall survive any termination of this Agreement.

(b)

Except as otherwise required by law, regulations or rules, including the rules of any self regulatory organization (as defined in the Securities Exchange Act of 1934, as amended), the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing party regarding the transactions contemplated hereby.  Except as otherwise required by law, regulations or rules of the Financial Industry Regulatory Authority or any national stock exchange, the furnishing party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other parties is received, which consent shall not be unreasonably withheld or delayed.  This section shall survive any termination of this Agreement.

Section 15.8.  Entire Agreement; Governing Law

.  This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof.  Purchaser agrees that it has not relied and shall not rely on any representation, warranty, or statement by Seller or its Affiliates, advisors, or agents other than those set forth in this Agreement and such exhibits and schedules.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maine (without reference to conflicts or choice of law provisions).

Section 15.9.  Consent to Jurisdiction; Waiver of Jury Trial

.  Each party hereto, to the extent it may lawfully do so, hereby submits to the jurisdiction of the courts of the State of Maine and the United States District Court for the District of Maine, as well as to the jurisdiction of all courts from which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of such party’s obligations under or with respect to this Agreement or any of the agreements, instruments or documents contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

Each party hereto hereby waives trial by jury in any action, proceeding or counterclaim arising out of or in any way concerned with this Agreement or any of the agreements, instruments or documents contemplated hereby.  No party hereto, nor any assignee or successor of a party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any of the agreements, instruments or documents contemplated hereby.  No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived.  The provisions of this have been fully discussed by the parties hereto, and the provisions shall be subject to no exceptions.  No party has in any way agreed with, or represented to, any other party that the provisions of this section will not be fully enforced in all instances.

Section 15.10.  Waiver of Certain Damages.  Each of the parties hereto to the fullest extent permitted by law irrevocably waives any rights that they may have to punitive, special, incidental, exemplary or consequential damages in respect of any litigation based upon, or arising out of, this Agreement or any related agreement or any course of conduct, course of dealing, statements or actions of any of them relating thereto.

Section 15.11.  Severability

.  In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

Section 15.12.  Counterparts

.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

Section 15.13.  Notices

.  All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, nationally recognized overnight delivery service, or facsimile transmission, if to Seller or Parent, addressed to:

Border Trust Company

227 Water Street

August, Maine 04330

Attn.:  Earle F. Harvey, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Verrill Dana LLP

One Portland Square

P.O. Box 586

Portland, Maine 04112

Attn: Gregory S. Fryer, Esq.

If to Purchaser, to:

Bar Harbor Bank & Trust

P.O. Box 400

82 Main Street

Bar Harbor, Maine 04609

Attention:  Joseph M. Murphy, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth Street

Washington, DC 20004-1109

Attention:

Richard A. Schaberg, Esq.

Notice by certified mail shall be deemed to be received three Business Days after mailing of the same.  Either party may change the persons or addresses to whom or to which notices may be sent by written notice to the others.

Section 15.14.  Interpretation

.  Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of, or to affect, the meaning or interpretation hereof.  The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, “‘hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other, except as the context may otherwise require, and the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to “Article”, “Section” or another subdivision or to an “Exhibit” or “Schedule” are to an article, section or subdivision hereof or an “Exhibit” or “Schedule”.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

Section 15.15.  Specific Performance

.  The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

Section 15.16.  No Third Party Beneficiaries

.  The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.  No future or present employee or customer of either of the parties nor their affiliates, successors or assigns or other person shall be treated as a third party beneficiary in or under this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

BAR HARBOR BANK & TRUST

By:

 /s/ Joseph M. Murphy

Name:

Joseph M. Murphy

Title:

President and Chief Executive Officer

BORDER TRUST COMPANY

By:

/s/ Earle F. Harvey

Name:

Earle F. Harvey

Title:

Chief Executive Officer

BORDER BANCSHARES, INC.

By:

/s/ Earle F. Harvey

Name:

Earle F. Harvey

Title:

Executive Vice President

Signature Page to Purchase and Assumption Agreement